Exhibit 99.1

MARRIOTT VACATIONS WORLDWIDE CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Marriott Vacations Worldwide Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Marriott Vacations Worldwide Corporation (the Company) as of December 31, 2017 and December 30, 2016, the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three fiscal years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and December 30, 2016, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2018 expressed an unqualified opinion thereon.
Adoption of New Accounting Standard
As discussed in Note 1 to the consolidated financial statements, the Company changed its method for accounting for revenue as a result of the retrospective adoption of Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606),” as amended.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
Certified Public Accountants
We have served as the Company’s auditor since 2011.

Orlando, Florida
February 27, 2018
except for the retrospective changes for revenue described in Note 1 and the subsequent events described in Note 18, as to which the date is June 5, 2018

MARRIOTT VACATIONS WORLDWIDE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Fiscal Years 2017, 2016 and 2015
(In millions, except per share amounts)

	2017	2016	2015
REVENUES
Sale of vacation ownership products	$757	$623	$693
Resort management and other services	279	278	269
Financing	135	127	125
Rental	262	252	260
Cost reimbursements	750	720	720
TOTAL REVENUES	2,183	2,000	2,067
EXPENSES
Cost of vacation ownership products	194	163	218
Marketing and sales	395	340	317
Resort management and other services	155	157	163
Financing	18	19	21
Rental	223	212	211
General and administrative	110	105	106
Litigation settlement	4	(1)	—
Organizational and separation related	—	—	1
Consumer financing interest	25	24	25
Royalty fee	63	61	59
Impairment	—	—	1
Cost reimbursements	750	720	720
TOTAL EXPENSES	1,937	1,800	1,842
Gains and other income, net	6	11	10
Interest expense	(10)	(9)	(13)
Other	(2)	(4)	(8)
INCOME BEFORE INCOME TAXES	240	198	214
Provision for income taxes	(5)	(76)	(87)
NET INCOME	$235	$122	$127

EARNINGS PER SHARE
Earnings per share - Basic	$8.70	$4.37	$4.04
Earnings per share - Diluted	$8.49	$4.29	$3.95

CASH DIVIDENDS DECLARED PER SHARE	$1.45	$1.25	$1.05

See Notes to Consolidated Financial Statements

MARRIOTT VACATIONS WORLDWIDE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Fiscal Years 2017, 2016 and 2015
(In millions)

	2017	2016	2015
Net income	$235	$122	$127
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	12	(6)	(6)
Total other comprehensive income (loss), net of tax	12	(6)	(6)
COMPREHENSIVE INCOME	$247	$116	$121

See Notes to Consolidated Financial Statements

MARRIOTT VACATIONS WORLDWIDE CORPORATION
CONSOLIDATED BALANCE SHEETS
Fiscal Year-End 2017 and 2016
(In millions, except share and per share data)

	2017	2016
ASSETS
Cash and cash equivalents	$409	$147
Restricted cash (including $32 and $28 from VIEs, respectively)	82	66
Accounts receivable, net (including $6 and $5 from VIEs, respectively)	92	85
Vacation ownership notes receivable, net (including $814 and $717 from VIEs, respectively)	1,115	970
Inventory	728	727
Property and equipment	253	203
Other (including $14 and $0 from VIEs, respectively)	166	122
TOTAL ASSETS	$2,845	$2,320

LIABILITIES AND EQUITY
Accounts payable	$145	$124
Advance deposits	84	82
Accrued liabilities (including $1 and $1 from VIEs, respectively)	120	105
Deferred revenue	69	59
Payroll and benefits liability	112	96
Deferred compensation liability	75	63
Debt, net (including $845 and $738 from VIEs, respectively)	1,095	737
Other	14	16
Deferred taxes	90	143
TOTAL LIABILITIES	1,804	1,425
Contingencies and Commitments (Note 10)
Preferred stock — $.01 par value; 2,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $.01 par value; 100,000,000 shares authorized; 36,861,843 and 36,633,868 shares issued, respectively	—	—
Treasury stock — at cost; 10,400,547 and 9,643,562 shares, respectively	(694)	(607)
Additional paid-in capital	1,189	1,163
Accumulated other comprehensive income	17	5
Retained earnings	529	334
TOTAL EQUITY	1,041	895
TOTAL LIABILITIES AND EQUITY	$2,845	$2,320
The abbreviation VIEs above means Variable Interest Entities.

See Notes to Consolidated Financial Statements

MARRIOTT VACATIONS WORLDWIDE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal Years 2017, 2016 and 2015
(In millions)

	2017	2016	2015
OPERATING ACTIVITIES
Net income	$235	$122	$127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21	21	22
Amortization of debt discount and issuance costs	10	6	6
Vacation ownership notes receivable reserve	52	45	36
Share-based compensation	16	14	14
Loss (gain) on disposal of property and equipment, net	2	(11)	(10)
Deferred income taxes	(61)	30	31
Net change in assets and liabilities:
Accounts receivable	(9)	—	(26)
Notes receivable originations	(466)	(357)	(311)
Notes receivable collections	270	254	270
Inventory	45	(1)	73
Purchase of vacation ownership units for future transfer to inventory	(34)	—	—
Purchase of operating properties for future conversion to inventory	—	—	(62)
Other assets	(21)	12	(11)
Accounts payable, advance deposits and accrued liabilities	39	(14)	26
Liability for Marriott Rewards customer loyalty program	—	—	(89)
Deferred revenue	9	15	(6)
Payroll and benefit liabilities	16	(7)	11
Deferred compensation liability	12	12	9
Other liabilities	—	1	3
Other, net	6	(1)	6
Net cash provided by operating activities	142	141	119

INVESTING ACTIVITIES
Capital expenditures for property and equipment (excluding inventory)	(26)	(35)	(36)
Purchase of company owned life insurance	(12)	—	—
Purchase of operating property to be sold	—	—	(48)
Dispositions, net	—	69	21
Net cash (used in) provided by investing activities	(38)	34	(63)

Continued

See Notes to Consolidated Financial Statements

MARRIOTT VACATIONS WORLDWIDE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Fiscal Years 2017, 2016 and 2015
(In millions)

	2017	2016	2015
FINANCING ACTIVITIES
Borrowings from securitization transactions	400	377	255
Repayment of debt related to securitization transactions	(293)	(323)	(278)
Borrowings from Revolving Corporate Credit Facility	88	85	—
Repayment of Revolving Corporate Credit Facility	(88)	(85)	—
Proceeds from issuance of Convertible Notes	230	—	—
Purchase of Convertible Note Hedges	(33)	—	—
Proceeds from issuance of Warrants	20	—	—
Proceeds from vacation ownership inventory arrangement	—	—	5
Debt issuance costs	(15)	(4)	(5)
Repurchase of common stock	(88)	(178)	(201)
Redemption of mandatorily redeemable preferred stock of consolidated subsidiary	—	(40)	—
Payment of dividends	(38)	(34)	(24)
Payment of withholding taxes on vesting of restricted stock units	(11)	(4)	(11)
Other, net	(1)	—	—
Net cash provided by (used in) financing activities	171	(206)	(259)

Effect of changes in exchange rates on cash, cash equivalents and restricted cash	3	(5)	(4)
Increase (decrease) in cash, cash equivalents and restricted cash	278	(36)	(207)
Cash, cash equivalents and restricted cash, beginning of year	213	249	456
Cash, cash equivalents and restricted cash, end of year	$491	$213	$249

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Dividends payable	$11	$9	$9
Non-cash issuance of debt in connection with acquisition of vacation ownership units	64	—	—
Non-cash transfer from Inventory to Property and equipment	—	10	31
Non-cash transfer of debt	—	3	—
Property acquired via capital lease	—	7	—

See Notes to Consolidated Financial Statements

MARRIOTT VACATIONS WORLDWIDE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Fiscal Years 2017, 2016 and 2015
(In millions)

	Common Shares Outstanding	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Equity
BALANCE AT YEAR-END 2014	32	$—	$(229)	$1,138	$17	$154	$1,080
Impact of adoption of ASU 2014-09	—	—	—	—	—	(2)	(2)
OPENING BALANCE 2015	32	$—	$(229)	$1,138	$17	$152	$1,078
Net income	—	—	—	—	—	127	127
Foreign currency translation adjustments	—	—	—	—	(6)	—	(6)
Amounts related to share-based compensation	1	—	—	13	—	—	13
Repurchase of common stock	(3)	—	(201)	—	—	—	(201)
Dividends	—	—	—	—	—	(33)	(33)
BALANCE AT YEAR-END 2015	30	$—	$(430)	$1,151	$11	$246	$978
Net income	—	—	—	—	—	122	122
Foreign currency translation adjustments	—	—	—	—	(6)	—	(6)
Amounts related to share-based compensation	—	—	—	12	—	—	12
Repurchase of common stock	(3)	—	(178)	—	—	—	(178)
Dividends	—	—	—	—	—	(34)	(34)
Employee stock plan issuance	—	—	1	—	—	—	1
BALANCE AT YEAR-END 2016	27	$—	$(607)	$1,163	$5	$334	$895
Net income	—	—	—	—	—	235	235
Foreign currency translation adjustments	—	—	—	—	12	—	12
Amounts related to share-based compensation	—	—	—	5	—	—	5
Repurchase of common stock	(1)	—	(88)	—	—	—	(88)
Dividends	—	—	—	—	—	(40)	(40)
Equity component of convertible notes, net of issuance costs	—	—	—	33	—	—	33
Purchase of convertible note hedges	—	—	—	(33)	—	—	(33)
Issuance of warrants	—	—	—	20	—	—	20
Employee stock plan issuance	—	—	1	1	—	—	2
BALANCE AT YEAR-END 2017	26	$—	$(694)	$1,189	$17	$529	$1,041
See Notes to Consolidated Financial Statements

MARRIOTT VACATIONS WORLDWIDE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Our Business
Marriott Vacations Worldwide Corporation (“we,” “us,” “Marriott Vacations Worldwide,” or the “Company,” which includes our consolidated subsidiaries except where the context of the reference is to a single corporate entity) is the exclusive worldwide developer, marketer, seller and manager of vacation ownership and related products under the Marriott Vacation Club and Grand Residences by Marriott brands. In 2016, we introduced Marriott Vacation Club Pulse, an extension to the Marriott Vacation Club brand. We are also the exclusive worldwide developer, marketer and seller of vacation ownership and related products under The Ritz-Carlton Destination Club brand, and we have the non-exclusive right to develop, market and sell whole ownership residential products under The Ritz-Carlton Residences brand. The Ritz-Carlton Hotel Company, L.L.C. (“The Ritz-Carlton Hotel Company”), a subsidiary of Marriott International, Inc. (“Marriott International”), provides on-site management for Ritz-Carlton branded properties.
Our business is grouped into three reportable segments: North America, Asia Pacific and Europe. As of December 31, 2017, our portfolio consisted of over 65 properties in the United States and nine other countries and territories. We generate most of our revenues from four primary sources: selling vacation ownership products; managing our resorts; financing consumer purchases of vacation ownership products; and renting vacation ownership inventory.
Our Spin-Off from Marriott International
On November 21, 2011, the spin-off of Marriott Vacations Worldwide from Marriott International (the “Spin-Off”) was completed pursuant to a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) between Marriott Vacations Worldwide and Marriott International. In connection with the Spin-Off, we entered into several agreements that govern the ongoing relationship between Marriott Vacations Worldwide and Marriott International.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements presented herein and discussed below include 100 percent of the assets, liabilities, revenues, expenses and cash flows of Marriott Vacations Worldwide, all entities in which Marriott Vacations Worldwide has a controlling voting interest (“subsidiaries”), and those variable interest entities for which Marriott Vacations Worldwide is the primary beneficiary in accordance with consolidation accounting guidance. Intercompany accounts and transactions between consolidated companies have been eliminated in consolidation. The consolidated financial statements reflect our financial position, results of operations and cash flows as prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”).
In order to make this report easier to read, we refer throughout to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Income as our “Income Statements,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Cash Flows.” In addition, references throughout to numbered “Footnotes” refer to the numbered Notes in these Notes to Consolidated Financial Statements, unless otherwise noted. We use certain other terms that are defined within these Financial Statements.
We adopted Accounting Standards Update (“ASU”) 2014-09 “Revenue from Contracts with Customers (Topic 606),” as amended (“ASU 2014-09”), effective January 1, 2018, the first day of our 2018 fiscal year, and refer to it as the new “Revenue Standard” throughout these Financial Statements. We have restated our previously reported historical results within these Financial Statements to conform with the adoption of the new Revenue Standard. See “New Accounting Standards” below for additional information on ASU 2014-09 and Footnote 17 “Adoption Impact of New Revenue Standard” for further discussion of the adoption and the impact on our previously reported historical results.
Unless otherwise specified, each reference to a particular year in these Financial Statements means the fiscal year ended on the date shown in the following table, rather than the corresponding calendar year. Beginning with our 2017 fiscal year, we changed our financial reporting cycle to a calendar year-end and end-of-month quarterly reporting cycle. Accordingly our 2017 fiscal year began on December 31, 2016 (the day after the end of the 2016 fiscal year) and ended on December 31, 2017. Our future fiscal years will begin on January 1 and end on December 31. As a result of the change in our financial reporting cycle, our 2017 fiscal year had two more days of activity than our 2016 and 2015 fiscal years. We have not restated, and do not plan to restate, historical results for this change.

Fiscal Year	Fiscal Year-End Date	Number of Days
2017	December 31, 2017	366
2016	December 30, 2016	364
2015	January 1, 2016	364

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates include, but are not limited to, revenue recognition, cost of vacation ownership products, inventory valuation, property and equipment valuation, loan loss reserves, income taxes and loss contingencies. Accordingly, actual amounts may differ from these estimated amounts.
We have reclassified certain prior year amounts to conform to our 2017 presentation.
Revenue Recognition
Sale of Vacation Ownership Products
We market and sell vacation ownership products in our three reportable segments. Vacation ownership products include deeded vacation ownership products, deeded beneficial interests, rights to use real estate, and other interests in trusts that solely hold real estate and deeded whole ownership units in residential buildings (collectively “vacation ownership products”). Vacation ownership products may be sold for cash or we may provide financing.
In connection with the sale of vacation ownership products, we provide sales incentives to certain purchasers. Non-cash incentives typically include Marriott Rewards points or an alternative sales incentive that we refer to as “plus points.” Plus points are redeemable for stays at our resorts or for use in an exclusive selection of travel packages provided by affiliate tour operators (the “Explorer Collection”), generally up to two years from the date of issuance. Typically, sales incentives are only awarded if the sale is closed.
Upon execution of a legal sales agreement, we typically receive an upfront deposit from our customer with the remainder of the purchase price for the vacation ownership product to either be collected at closing (“cash contract”) or financed by the customer through our financing programs (“financed contract”). Refer to “Financing Revenues” below for further information regarding financing terms. Customer deposits received for contracts are recorded as Advance deposits on our Balance Sheets until the point in time at which control of the vacation ownership product has transferred to the customer.
Our assessment of collectibility of the transaction price for sales of vacation ownership products is aligned with our credit granting policies for financed contracts. We compared the lending terms against the terms of similar notes in the market and concluded that certain contracts within our Asia Pacific and Europe segments contain below market interest rates and as such have adjusted the transaction price for these contracts to reflect a market rate of interest. The lending terms of financed contracts within our North America segment reflect market terms.
In determining the consideration to which we expect to be entitled for financed contracts, we include estimated variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on the customer class and the results of our static pool analysis, which relies on historical payment data by customer class. Variable consideration which has not been included within the transaction price is presented as a reserve on vacation ownership notes receivable. In addition, we account for cash incentives provided to customers as a reduction of the transaction price. Refer to “Arrangements with Multiple Performance Obligations” below for a description of our methods of allocating transaction price to each performance obligation.
We recognize revenue on the sale of vacation ownership products at closing, when control is transferred to the customer. We evaluated our business practices, and the underlying risks and rewards associated with vacation ownership products, and the respective timing that such risk and rewards are transferred to the customer in determining the point in time at which control of the vacation ownership product is transferred to the customer.
Revenue for non-cash incentives, such as plus points, is recorded as Deferred revenue on our Balance Sheets at closing and is recognized as rental revenue upon transfer of control to the customer, which typically occurs upon delivery of the incentive, or at the point in time when the incentive is redeemed. For non-cash incentives provided by third parties (i.e. Marriott Rewards points or third-party Explorer Collection offerings), we evaluated whether we control the underlying good or service prior to delivery to the customer. We concluded that we are an agent for those non-cash incentives for which we do not control prior to delivery and as such record the related revenue net of the related cost upon recognition.
Revenues recognized during 2017 were reduced by $9 million as a result of changes in our estimate of variable consideration for performance obligations satisfied in prior periods.

Resort Management and Other Services Revenues and Cost Reimbursements Revenues
Ancillary Revenues
Ancillary revenues consist of goods and services that are sold or provided by us at food and beverage outlets, golf courses and other retail and service outlets located at our resorts. Payments for such goods and services are generally received at the point of sale in the form of cash or credit card charges. For goods and services sold, we evaluated whether we control the underlying goods or services prior to delivery to the customer. For transactions where we do not control the goods or services prior to delivery, the related revenue is recorded net of the related cost upon recognition. We recognize ancillary revenue at the point in time when goods have been provided and/or services have been rendered.
Management Fee Revenues and Cost Reimbursements Revenues
We provide day-to-day-management services, including housekeeping services, operation of reservation systems, maintenance and certain accounting and administrative services for property owners’ associations. We generate revenue from fees we earn for managing each of our resorts. These fees are earned regardless of usage or occupancy and are typically based on either a percentage of the budgeted costs to operate the resorts or a fixed fee arrangement (“Management fee revenues”) and reimbursement of costs incurred on behalf of the property owners’ associations (“Cost reimbursements revenues”). Cost reimbursements revenues exclude amounts that we have paid to the property owners’ associations related to maintenance fees for unsold vacation ownership products, as we have concluded that such payments are consideration payable to a customer. Cost reimbursements consist of actual expenses with no added margin.
Management fees are collected over time or upfront depending upon the specific management contract. Cost reimbursements are received over time and considered variable consideration. We have determined that a significant financing component does not exist as a substantial amount of the consideration promised by the customer is variable.
We evaluated the nature of the services provided to property owners’ associations and concluded that the management services constitute a series of distinct services to be accounted for as a single performance obligation transferred over time. We use an input method, the number of days that management services are provided, to recognize management fee revenues, which is consistent with the pattern of transfer to the property owners’ associations who receive and consume the benefits as services are provided each day. Any consideration we receive in advance of services being rendered is recorded as Deferred revenue on our Balance Sheets and is recognized ratably across the service period to which it relates. We recognize variable consideration for Cost reimbursements revenues when the reimbursable costs are incurred.
Other Services Revenues
Other services revenues include additional fees for services we provide to owners and property owners’ associations. We receive club dues for exchange services as well as certain transaction-based fees from owners and other third parties, including external exchange service providers with which we are associated. Club dues are received in advance of providing access to the exchange services, are recorded as Deferred revenue on our Balance Sheets and are earned regardless of whether exchange services are provided. Transaction-based fees from owners are typically received at the time of the transaction and transaction-based fees from other third parties are typically received at a point in time.
We have determined that exchange services constitute a stand-ready obligation for us to provide unlimited access to exchange services over a defined period of time, when and if a customer (or customer of a customer) requests. We have determined that customers benefit from the stand-ready obligation evenly throughout the period in which the customer has access to exchange services and as such, recognize club dues on a straight-line basis over the related period of time.
Transaction-based fees are recognized as revenue at the point in time at which the relevant goods or services are transferred to the customer. For transaction-based fees, we evaluated whether we control the underlying goods or services prior to delivery to the customer. For transactions where we do not control the goods or services prior to delivery, the related revenue is recorded net of the related cost upon recognition.
Financing Revenues
We offer consumer financing as an option to qualifying customers purchasing vacation ownership products, which is collateralized by the underlying vacation ownership products. We recognize interest income on an accrual basis. The contractual terms of the financing agreements require that the contractual level of annual principal payments be sufficient to amortize the loan over a customary period for the vacation ownership product being financed, which is generally ten years. Generally, payments commence under the financing contracts 30 to 60 days after closing. We record the difference between the vacation ownership note receivable and the variable consideration included in the transaction price for the sale of the related vacation ownership product as a reserve on our vacation ownership notes receivable. Revisions to estimates of variable consideration from the sale of vacation ownership products impact the reserve and can increase or decrease revenue. We earn interest income from the financing arrangements on the principal balance outstanding over the life of the arrangement and record that interest income in Financing revenues on our Income Statements.

Financing revenues include certain annual and transaction-based fees we charge to owners and other third parties for services. We recognize fee revenues when services have been rendered.
Rental Revenues
We generate revenue from rentals of inventory that we hold for sale as interests in our vacation ownership programs or inventory that we control because our owners have elected alternative usage options permitted under our vacation ownership programs. We receive payments for rentals primarily through credit card charges. We recognize rental revenues when occupancy has occurred, which is consistent with the period for which the customer benefits from such service. We recognize rental revenue from the utilization of plus points issued in connection with the sale of vacation ownership products as described in “Sale of Vacation Ownership Products” above.
We also generate revenues from vacation packages sold to our customers. Payments received in advance are recorded as Advance deposits on our Balance Sheets, until the revenue is recognized. Payments for such packages are non-refundable, generally paid by the customer in advance and have an expiration period of six to twenty-four months, and revenue is recognized upon completion of the customer’s stay. For rental revenues associated with vacation ownership products which we own and which are registered for sale, to the extent that the proceeds are less than costs, revenues are reported net in accordance with ASC Topic 978, “Real Estate – Time-Sharing Activities.”
Arrangements with Multiple Performance Obligations
Our contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on its relative standalone selling price. In cases where the standalone selling price is not readily available, we generally determine the standalone selling prices utilizing the adjusted market approach, using prices from similar contracts, our historical pricing on similar contracts, our internal marketing and selling data and other internal and external inputs we deem to be appropriate. Significant judgment is required in determining the standalone selling price under the adjusted market approach.
Receivables, Contract Assets & Contract Liabilities
As discussed above, the payment terms and conditions in our customer contracts vary. In some cases, customers prepay for their goods and services; in other cases, after appropriate credit evaluations, payment is due in arrears. When the timing of our delivery of goods and services is different from the timing of the payments made by customers, we recognize either a contract asset (performance precedes contractual due date) or a contract liability (customer payment precedes performance or when we have a right to consideration that is unconditional before the transfer of goods or services to a customer). Receivables are recorded when the right to consideration becomes unconditional. Contract liabilities are recognized as revenue as (or when) we perform under the contract.
Inventory
Our inventory consists primarily of completed vacation ownership products, vacation ownership products under construction and land held for future vacation ownership product development. We carry our inventory at the lower of (1) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest and real estate taxes plus other costs incurred during construction, or (2) estimated fair value, less costs to sell, which can result in impairment charges and/or recoveries of previous impairments.
We account for vacation ownership inventory and cost of vacation ownership products in accordance with the authoritative guidance for accounting for real estate time-sharing transactions, which defines a specific application of the relative sales value method for reducing vacation ownership inventory and recording cost of sales as described in our policy for revenue recognition for vacation ownership products. Also, pursuant to the guidance for accounting for real estate time-sharing transactions, we do not reduce inventory for cost of vacation ownership products related to anticipated credit losses (accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable). These standards provide for changes in estimates within the relative sales value calculations to be accounted for as real estate inventory true-ups, which we refer to as product cost true-up activity, and are recorded in Cost of vacation ownership product expenses on the Income Statements to retrospectively adjust the margin previously recorded subject to those estimates. For 2017, 2016 and 2015, product cost true-up activity relating to vacation ownership products increased carrying values of inventory by less than $1 million, $15 million and $7 million, respectively.
For residential real estate projects, we allocate costs to individual residences in the projects based on the relative estimated sales value of each residence in accordance with Accounting Standards Codification (“ASC”) 970, “Real Estate—General,” which defines the accounting for costs of real estate projects. Under this method, we reduce the allocated cost of a unit from inventory and recognize that cost as cost of sales when we recognize the related sale. Changes in estimates within the relative sales value calculations for residential products (similar to condominiums) are accounted for as prospective adjustments to cost of vacation ownership products.

Capitalization of Costs
We capitalize costs clearly associated with the acquisition of real estate when a transaction is accounted for as an asset acquisition under ASC 805, “Business Combinations” (“ASC 805”). Alternatively, when acquired real estate constitutes a business under ASC 805, transaction costs are expensed as incurred. We capitalize interest and certain salaries and related costs incurred in connection with the following: (1) development and construction of sales centers; (2) internally developed software; and (3) development and construction projects for our real estate inventory. We capitalize costs clearly associated with the development and construction of a real estate project when it is probable that we will acquire a property. We capitalize salary and related costs only to the extent they directly relate to the project. We capitalize interest expense, taxes and insurance costs when activities that are necessary to get the property ready for its intended use are underway. We cease capitalization of costs during prolonged gaps in development when substantially all activities are suspended or when projects are considered substantially complete. Capitalized salaries and related costs totaled $6 million, $6 million and $7 million for 2017, 2016 and 2015, respectively.
Defined Contribution Plan
We administer and maintain a defined contribution plan for the benefit of all employees meeting certain eligibility requirements who elect to participate in the plan. Contributions are determined based on a specified percentage of salary deferrals by participating employees. We recognized compensation expense (net of cost reimbursements from property owners’ associations) for our participating employees totaling $10 million in 2017, $8 million in 2016 and $7 million in 2015.
Deferred Compensation Plan
Prior to the Spin-Off, certain members of our senior management had the opportunity to participate in the Marriott International, Inc. Executive Deferred Compensation Plan (the “Marriott International EDC”), which Marriott International maintains and administers. Under the Marriott International EDC, participating employees were able to defer payment and income taxation of a portion of their salary and bonus. Participants also had the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (at a fixed annual rate of return of 4.0 percent for 2017 and 4.5 percent for 2016). Although additional discretionary contributions to the participants’ accounts under the Marriott International EDC may be made, no additional discretionary contributions were made for our employees in 2017, 2016 and 2015. Subsequent to the Spin-Off, we remain liable to reimburse Marriott International for distributions for participants that were employees of Marriott Vacations Worldwide at the time of the Spin-Off including earnings thereon.
Since 2014, certain members of our senior management have had the opportunity to participate in the Marriott Vacations Worldwide Deferred Compensation Plan (the “Deferred Compensation Plan”), which we maintain and administer. Under the Deferred Compensation Plan, participating employees may defer payment and income taxation of a portion of their salary and bonus. It also gives participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings.
Since the beginning of our 2017 fiscal year, participants in the Deferred Compensation Plan have been able to select a rate of return based on various market-based investment alternatives for a portion of their contributions, as well as any future Company contributions, to the Deferred Compensation Plan, and may also select such a rate for a portion of their existing account balances. To support our ability to meet a portion of our obligations under the Deferred Compensation Plan, we acquired company owned insurance policies (the “COLI policies”) on the lives of certain participants in the Deferred Compensation Plan, the proceeds of which are intended to be aligned with the investment alternatives elected by plan participants and are payable to a rabbi trust with the Company as grantor. For 2017, at least 25 percent of a participant’s contributions to the Deferred Compensation Plan was required to be subject to a fixed rate of return, which was 3.5 percent for 2017 and 5.6 percent for 2016; the rate was reduced in connection with the introduction of the market-based investment alternatives. For 2018, participants may select a rate of return based on market-based investment alternatives for up to 100 percent of their contributions and existing balances.
We consolidate the liabilities of the Deferred Compensation Plan and the related assets, which consist of the COLI policies held in the rabbi trust. The rabbi trust is considered a variable interest entity (“VIE”). We are considered the primary beneficiary of the rabbi trust because we direct the activities of the trust and are the beneficiary of the trust. At December 31, 2017, the value of the assets held in the rabbi trust was $14 million, which is included in the Other line within assets on our Balance Sheets.

Property and Equipment
Property and equipment includes our sales centers, golf courses, information technology and other assets used in the normal course of business, as well as undeveloped and partially developed land parcels that are not part of an approved development plan and do not meet the criteria to be classified as held for sale. In addition, fully developed vacation ownership interests are classified as property and equipment until they are registered for sale. We record property and equipment at cost, including interest and real estate taxes incurred during active development. We capitalize the cost of improvements that extend the useful life of property and equipment when incurred. These capitalized costs may include structural costs, equipment, fixtures, floor and decorative items and signage. We expense all repair and maintenance costs as incurred. We compute depreciation using the straight-line method over the estimated useful lives of the assets (three to forty years), and we amortize leasehold improvements over the shorter of the asset life or lease term.
Cash and Cash Equivalents
We consider all highly liquid investments with an initial purchase maturity of three months or less at the date of purchase to be cash equivalents.
Restricted Cash
Restricted cash primarily consists of cash held in a reserve account related to vacation ownership notes receivable securitizations, cash collected for maintenance fees to be remitted to property owners’ associations, and deposits received, primarily associated with vacation ownership products and residential sales that are held in escrow until the associated contract has closed or the period in which it can be rescinded has passed, depending on legal requirements.
Loan Loss Reserves
We record the difference between the vacation ownership note receivable and the variable consideration included in the transaction price for the sale of the related vacation ownership product as a reserve on our vacation ownership notes receivable. See “Financing Revenues” above for further information.
Although we consider loans to owners to be past due if we do not receive payment within 30 days of the due date, we suspend accrual of interest only on those loans that are over 90 days past due. We consider loans over 150 days past due to be in default and fully reserve such amounts. We apply payments we receive for vacation ownership notes receivable on non-accrual status first to interest, then to principal and any remainder to fees. We resume accruing interest when vacation ownership notes receivable are less than 90 days past due. We do not accept payments for vacation ownership notes receivable during the foreclosure process unless the amount is sufficient to pay all past due principal, interest, fees and penalties owed and fully reinstate the note. We write off vacation ownership notes receivable against the reserve once we receive title to the vacation ownership products through the foreclosure or deed-in-lieu process or, in Asia Pacific or Europe, when revocation is complete. For both non-securitized and securitized vacation ownership notes receivable, we estimated average remaining default rates of 7.16 percent and 7.09 percent as of December 31, 2017 and December 30, 2016, respectively. A 0.5 percentage point increase in the estimated default rate would have resulted in an increase in our vacation ownership notes receivable reserve of $6 million and $5 million as of December 31, 2017 and December 30, 2016, respectively.
For additional information on our vacation ownership notes receivable, including information on the related reserves, see Footnote 4 “Vacation Ownership Notes Receivable.”
Variable Interest Entities
In accordance with the applicable accounting guidance for the consolidation of variable interest entities, we analyze our variable interests, including loans, guarantees and equity investments, to determine if an entity in which we have a variable interest is a variable interest entity. Our analysis includes both quantitative and qualitative reviews. We base our quantitative analysis on the forecasted cash flows of the entity, and our qualitative analysis on our review of the design of the entity, its organizational structure including decision-making ability, and relevant financial agreements. We also use our qualitative analyses to determine if we must consolidate a variable interest entity because we are its primary beneficiary.
Costs Incurred to Sell Vacation Ownership Products
We charge marketing and sales costs we incur to sell vacation ownership products to expense when incurred.

Valuation of Property and Equipment
Property and equipment includes our sales centers, golf courses, operating properties, information technology and other assets used in the normal course of business, as well as undeveloped and partially developed land parcels that are not part of an approved development plan and do not meet the criteria to be classified as held for sale. We test long-lived asset groups for recoverability when changes in circumstances indicate the carrying value may not be recoverable, for example, when there are material adverse changes in projected revenues or expenses, significant underperformance relative to historical or projected operating results, or significant negative industry or economic trends. We evaluate recoverability of an asset group by comparing its carrying value to the future net undiscounted cash flows that we expect will be generated by the asset group. If the comparison indicates that the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess of carrying value over the estimated fair value. When we recognize an impairment loss for assets to be held and used, we depreciate the adjusted carrying amount of those assets over their remaining useful life.
Fair Value Measurements
We have few financial instruments that we must measure at fair value on a recurring basis. See Footnote 5 “Financial Instruments” for further information. We also apply the provisions of fair value measurement to various non-recurring measurements for our financial and non-financial assets and liabilities.
The applicable accounting standards define fair value as the price that would be received upon selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). We measure fair value of our assets and liabilities using inputs from the following three levels of the fair value hierarchy:
Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.
Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).
Level 3 includes unobservable inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability. We develop these inputs based on the best information available, including our own data.
Derivative Instruments
From time to time, we may use derivative instruments to reduce market risk due to changes in interest rates and currency exchange rates, including interest rate derivatives that we may be required to enter into as a condition of our $250 million non-recourse warehouse credit facility (the “Warehouse Credit Facility”). As of December 31, 2017, we were not party to any material derivative instruments or hedges.
The designation of a derivative instrument as a hedge and its ability to meet the hedge accounting criteria determines how the change in fair value of the derivative instrument is recorded on our Financial Statements. A derivative qualifies for hedge accounting if, at inception, we expect the derivative to be highly effective in offsetting the underlying hedged cash flows or fair value and we fulfill the hedge documentation standards at the time we enter into the derivative contract. We designate a hedge as a cash flow hedge, fair value hedge, or a net investment in non-U.S. operations hedge based on the exposure we are hedging. The asset or liability value of the derivative will change in tandem with its fair value. For the effective portion of qualifying hedges, we record changes in fair value in other comprehensive income (“OCI”). We release the derivative’s gain or loss from OCI to match the timing of the underlying hedged items’ effect on earnings. As a matter of policy, we only enter into hedging transactions that we believe will be highly effective at offsetting the underlying risk and do not use derivatives for trading or speculative purposes.
Non-U.S. Operations
The U.S. dollar is the functional currency of our consolidated entities operating in the United States. The functional currency for our consolidated entities operating outside of the United States is generally the currency of the economic environment in which the entity primarily generates and expends cash. For consolidated entities whose functional currency is not the U.S. dollar, we translate their financial statements into U.S. dollars. We translate assets and liabilities at the exchange rate in effect as of the financial statement date and translate Income Statement accounts using the weighted average exchange rate for the period. We include translation adjustments from currency exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature as a separate component of equity. We report gains and losses from currency exchange rate changes related to intercompany receivables and payables that are not of a long-term investment nature, as well as gains and losses from non-U.S. currency transactions, currently in operating costs and expenses.

Loss Contingencies
We are subject to various legal proceedings and claims in the normal course of business, the outcomes of which are subject to significant uncertainty. We record an accrual for loss contingencies when we determine that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In making such determinations we evaluate, among other things, the degree of probability of an unfavorable outcome and, when it is probable that a liability has been incurred, our ability to make a reasonable estimate of the loss. We review these accruals each reporting period and make revisions based on changes in facts and circumstances.
Share-Based Compensation Costs
We established the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Stock Plan”) in order to compensate our employees and directors by granting them equity awards such as restricted stock units (“RSUs”), stock appreciation rights (“SARs”) and stock options.
We follow the provisions of ASC 718, “Compensation—Stock Compensation,” which requires that a company measure the expense of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Generally, share-based awards granted to our employees, other than RSUs with performance vesting conditions, vest ratably over a four-year period. For share-based awards with service-only vesting conditions, we record compensation expense on a straight-line basis over the requisite service period. For RSUs with performance vesting conditions, the number of RSUs earned, if any, is determined following the end of a three-year performance period based upon the cumulative achievement over that period of specific quantitative operating financial measures and we recognize compensation expense once it is probable that the corresponding performance condition will be achieved.
SARs awarded under the Stock Plan are granted at exercise prices or strike prices equal to the market price of our common stock on the date of grant (this price is referred to as the “base value”). SARs generally expire ten years after the date of grant and both vest and become exercisable in cumulative installments of one quarter of the grant at the end of each of the first four years following the date of grant. Upon exercise of SARs, our employees and non-employee directors receive a number of shares of our common stock equal to the number of SARs being exercised, multiplied by the quotient of (a) the market price of the common stock on the date of exercise (this price is referred to as the “final value”) minus the base value, divided by (b) the final value.
We recognize the expense associated with these awards on our Income Statements based on the fair value of the awards as of the date that the share-based awards are granted and adjust that expense to the estimated number of awards that we expect will vest or be earned. The fair value of RSUs represents the number of awards granted multiplied by the average of the high and low market price of our common stock on the date the awards are granted reduced by the present value of the dividends expected to be paid on the shares during the vesting period, discounted at a risk-free interest rate. We generally determine the fair value of SARs using the Black-Scholes option valuation model which incorporates assumptions about expected volatility, risk free interest rate, dividend yield and expected term. We will issue shares from authorized shares upon the exercise of SARs or stock options held by our employees and directors.
For share-based awards granted to non-employee directors, we recognize compensation expense on the grant date based on the fair value of the awards as of that date. See Footnote 13 “Share-Based Compensation” for more information.
Convertible Senior Notes
In accounting for the 1.50% Convertible Senior Notes due 2022 (the “Convertible Notes”), we separated them into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the Convertible Notes. The excess of the principal amount of the liability over its carrying amount is amortized to interest expense over the term of the Convertible Notes using the effective interest method. The equity component is not remeasured as long as it continues to meet the conditions for equity classification. In accounting for the issuance costs related to the Convertible Notes, we allocated the total amount incurred to the liability and equity components based on their relative values. Issuance costs attributable to the liability component are amortized to interest expense over the term of the Convertible Notes, and issuance costs attributable to the equity component are included along with the equity component in additional paid-in capital within stockholders’ equity. See Footnote 11 “Debt” for more information.

Income Taxes
We file income tax returns, including with respect to our subsidiaries, in various jurisdictions around the world. We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
Changes in existing tax laws and rates, their related interpretations, and the uncertainty generated by the current economic environment may affect the amounts of deferred tax liabilities or the valuations of deferred tax assets over time. Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the event we determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which impacts the provision for income taxes.
For tax positions we have taken, or expect to take, in a tax return we apply a more likely than not threshold, under which we must conclude a tax position is more likely than not to be sustained, assuming that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information, in order to continue to recognize the benefit. In determining our provision for income taxes, we use judgment, reflecting our estimates and assumptions, in applying the more likely than not threshold.
We do not have any significant unrecognized tax benefits as of December, 31, 2017, December 30, 2016 or January 1, 2016, that, if recognized, would impact our effective tax rate for 2017, 2016 or 2015, respectively. We do not expect that our unrecognized tax benefits as of December 31, 2017 will change significantly within the next twelve months. Additionally, we recognize accrued interest and penalties related to our unrecognized tax benefits as a component of tax expense.
For information about income taxes and deferred tax assets and liabilities, see Footnote 3 “Income Taxes.”
Earnings Per Common Share
Basic earnings per common share is calculated by dividing the earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. The dilutive effect of outstanding equity-based compensation awards is reflected in diluted earnings per common share by application of the treasury stock methods.
New Accounting Standards
Accounting Standards Update No. 2017-09 – “Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting” (“ASU 2017-09”)
In May 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-09, which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications for the purpose of applying the modification guidance in Accounting Standards Codification Topic 718. This update is effective for all entities for annual periods beginning after December 15, 2017, and for interim periods within those annual periods, with early adoption permitted. Our early adoption of ASU 2017-09 in the 2017 second quarter did not have an impact on our financial statements or disclosures.
Accounting Standards Update No. 2016-18 – “Restricted Cash” (“ASU 2016-18”)
In November 2016, the FASB issued ASU 2016-18, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, we no longer present changes in restricted cash as a component of investing activities. This update is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We early adopted ASU 2016-18 on a retrospective basis commencing in the 2017 first quarter.

Accounting Standards Update No. 2016-09 – “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”)
In March 2016, the FASB issued ASU 2016-09, which changes how entities account for certain aspects of share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The new guidance requires all income tax effects of awards, including excess tax benefits, to be recorded as income tax expense (or benefit) in the income statement, which resulted in benefits to our provision for income taxes of $6 million in 2017. The new guidance requires excess tax benefits to be presented as an operating inflow rather than as a financing inflow in the statement of cash flows. Prior to the adoption of ASU 2016-09, excess tax benefits were recorded in additional paid-in-capital on the balance sheet. This update is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. We adopted ASU 2016-09 in the 2017 first quarter. The adoption of ASU 2016-09 decreased our provision for income taxes, the amount of which depends on the vesting activity of our share-based compensation awards in any given period, and eliminated the presentation of excess tax benefits as a financing inflow on our statement of cash flows. Further, we made an accounting policy election to recognize forfeitures of share-based compensation awards as they occur, the cumulative effect of which resulted in an adjustment of less than $1 million to opening retained earnings. The adoption of ASU 2016-09 did not have any other material impacts on our financial statements or disclosures.
Accounting Standards Update 2014-09 – “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), as Amended
In May 2014, the FASB issued ASU 2014-09, which, as amended, creates ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), and supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” including most industry-specific guidance, and significantly enhances comparability of revenue recognition practices across entities and industries by providing a principle-based, comprehensive framework for addressing revenue recognition issues. In order for a provider of promised goods or services to recognize as revenue the consideration that it expects to receive in exchange for the promised goods or services, the provider should apply the following five steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09, as amended, is effective for annual reporting periods, and interim periods within those reporting periods, beginning after December 15, 2017. The new standard may be applied retrospectively or on a modified retrospective basis with the cumulative effect recognized on the date of adoption. We adopted ASU 2014-09, as amended, effective January 1, 2018, on a retrospective basis and have restated our previously reported historical results within these Financial Statements. See Footnote 17 “Adoption Impact of New Revenue Standard” for further discussion of adoption and the impact on our previously reported historical results and see Footnote 2 “Revenue” for additional information on how we recognize revenue.
Future Adoption of Accounting Standards
Accounting Standards Update No. 2017-12 – “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities” (“ASU 2017-12”)
In August 2017, the FASB issued ASU 2017-12, which amends and simplifies existing guidance in order to allow companies to better portray the economic effects of risk management activities in their financial statements and enhance the transparency and understandability of the results of hedging activities. ASU 2017-12 eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. The guidance also eases certain documentation and assessment requirements. This update is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. We are evaluating the impact that ASU 2017-12, including the timing of implementation, will have on our financial statements and disclosures.
Accounting Standards Update No. 2016-16 – “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”)
In October 2016, the FASB issued ASU 2016-16, which changes the timing of when certain intercompany transactions are recognized within the provision for income taxes. This update is effective for public companies for annual periods beginning after December 15, 2017, and for annual periods and interim periods thereafter, with early adoption permitted. We adopted ASU 2016-16 on January 1, 2018. We do not expect the adoption of ASU 2016-16 to have a material impact on our financial statements or disclosures.

Accounting Standards Update No. 2016-13 – “Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”)
In June 2016, the FASB issued ASU 2016-13, which replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses. The update is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted for fiscal periods beginning after December 15, 2018. We are evaluating the impact that ASU 2016-13, including the timing of implementation, will have on our financial statements and disclosures.
Accounting Standards Update No. 2016-02 – “Leases (Topic 842)” (“ASU 2016-02”)
In February 2016, the FASB issued ASU 2016-02 to increase transparency and comparability of information regarding an entity’s leasing activities by providing additional information to users of financial statements. ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, although an option to use transition relief to not restate or make required disclosures in comparative periods in the period of adoption was recently exposed by the FASB for public comment. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. Although we expect to adopt ASU 2016-02 commencing in fiscal year 2019 and are continuing our implementation efforts, we continue to evaluate the impact that adoption of this update will have on our financial statements and disclosures, but we expect that it will have a material effect on our balance sheets.
Accounting Standards Update No. 2016-01 – “Financial Instruments – Overall (Subtopic 825-10)” (“ASU 2016-01”)
In January 2016, the FASB issued ASU 2016-01, which updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. For public business entities, the amendments in ASU 2016-01 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We do not expect the adoption of ASU 2016-01 to have a material impact on our financial statements.
2. REVENUE
We account for revenue in accordance with ASC 606, “Revenue from Contracts with Customers,” which we adopted on January 1, 2018, using the retrospective method. See Footnote 1 “Summary of Significant Accounting Policies” for additional information and Footnote 17 “Adoption of New Revenue Standard” for further discussion of the adoption and the impact on our previously reported historical results.
We generate most of our revenues from four primary sources: selling vacation ownership products; managing our resorts; financing consumer purchases of vacation ownership products; and renting vacation ownership inventory. The following series of tables present our revenue disaggregated by several categories.
Sources of Revenue by Segment

	2017
($ in millions)	North America	Asia Pacific	Europe	Total
Sale of vacation ownership products	$692	$42	$23	$757

Ancillary revenues	101	—	17	118
Management fee revenues	80	3	6	89
Other services revenues	69	1	2	72
Resort management and other services	250	4	25	279

Rental	232	10	20	262

Cost reimbursements	698	7	45	750
Revenue from contracts with customers	$1,872	$63	$113	$2,048

Financing	128	4	3	135
Total Revenues	$2,000	$67	$116	$2,183

	2016
($ in millions)	North America	Asia Pacific	Europe	Total
Sale of vacation ownership products	$559	$40	$24	$623

Ancillary revenues	102	6	16	124
Management fee revenues	76	2	6	84
Other services revenues	66	2	2	70
Resort management and other services	244	10	24	278

Rental	219	15	18	252

Cost reimbursements	670	5	45	720
Revenue from contracts with customers	$1,692	$70	$111	$1,873

Financing	120	4	3	127
Total Revenues	$1,812	$74	$114	$2,000

	2015
($ in millions)	North America	Asia Pacific	Europe	Total
Sale of vacation ownership products	$605	$58	$30	$693

Ancillary revenues	101	7	17	125
Management fee revenues	70	3	6	79
Other services revenues	61	2	2	65
Resort management and other services	232	12	25	269

Rental	227	14	19	260

Cost reimbursements	667	5	48	720
Revenue from contracts with customers	$1,731	$89	$122	$1,942

Financing	117	4	4	125
Total Revenues	$1,848	$93	$126	$2,067
Timing of Revenue from Contracts with Customers by Segment

	2017
($ in millions)	North America	Asia Pacific	Europe	Total
Services transferred over time	$815	$44	$40	$899
Goods or services transferred at a point in time	1,057	19	73	1,149
Revenue from contracts with customers	$1,872	$63	$113	$2,048

	2016
($ in millions)	North America	Asia Pacific	Europe	Total
Services transferred over time	$681	$47	$41	$769
Goods or services transferred at a point in time	1,011	23	70	1,104
Revenue from contracts with customers	$1,692	$70	$111	$1,873

	2015
($ in millions)	North America	Asia Pacific	Europe	Total
Services transferred over time	$728	$67	$48	$843
Goods or services transferred at a point in time	1,003	22	74	1,099
Revenue from contracts with customers	$1,731	$89	$122	$1,942
Receivables, Contract Assets & Contract Liabilities
The following table shows the composition of our receivables and contract liabilities. We had no contract assets at either December 31, 2017 or December 30, 2016.

($ in millions)	At Year-End 2017	At Year End 2016
Receivables
Accounts receivable	$73	$55
Vacation ownership notes receivable, net	1,115	970
	$1,188	$1,025

Contract Liabilities
Advance deposits	$84	$82
Deferred revenue	69	59
	$153	$141
Revenue recognized in the year ended December 31, 2017 that was included in our contract liabilities balance at December 30, 2016 was $107 million.
Remaining Performance Obligations
Our remaining performance obligations represent the expected transaction price allocated to our contracts that we expect to recognize as revenue in future periods when we perform under the contracts. At December 31, 2017, over 90 percent of this amount is expected to be recognized as revenue over the next two years.
3. INCOME TAXES
Tax Reform
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law effective January 1, 2018. The Tax Act significantly revised the U.S. tax code by, in part, but not limited to: reducing the U.S. corporate maximum tax rate from 35 percent to 21 percent, imposing a mandatory one-time transition tax on certain un-repatriated earnings of foreign subsidiaries, modifying executive compensation deduction limitations and repealing the deduction for domestic production activities. Under ASC Topic 740, “Income Taxes,” we must generally recognize the effects of tax law changes in the period in which the new legislation is enacted.
During December 2017, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (“SAB”) No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have all the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act. In accordance with SAB 118, our deferred tax assets and liabilities were remeasured using the new corporate tax rate of 21 percent, rather than the previous corporate tax rate of 35 percent, resulting in a $65 million decrease in our income tax expense for the year ended December 31, 2017 and a corresponding $65 million decrease in our net deferred tax liability as of December 31, 2017. These amounts are to be considered provisional and are not currently able to be finalized given the complexity of the underlying calculations. Additional work is necessary to perform a more detailed analysis. Any subsequent adjustment to these amounts will be recorded to tax expense in the quarter of 2018 when the analysis is complete.

The one-time transition tax on certain un-repatriated earnings of foreign subsidiaries is based on total post-1986 earnings and profits that we previously deferred from U.S. income taxes. While we have performed a preliminary analysis of the transition tax and determined that due to deficits in foreign earnings and profits, we do not have a one-time transition tax liability to record in 2017, we have not completed our calculations. As the one-time transition tax is based in part on the amount of those earnings held in cash and other specified assets, we may determine that we have a one-time transition tax liability when we finalize the calculation of post-1986 foreign earnings and profits previously deferred from U.S. federal taxation and finalize the amounts held in cash or other specified assets. No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations.
The modification of the executive compensation deduction limitations and the repeal of the deduction for domestic production activities did not have a significant impact on our benefit from income taxes for the year ended December 31, 2017.
Income Tax Provision
The components of our earnings before income taxes for the last three years consisted of:

($ in millions)	2017	2016	2015
United States	$232	$195	$205
Non-U.S. jurisdictions	8	3	9
	$240	$198	$214
In 2017, our tax provision included an excess tax benefit of $6 million related to the vesting or exercise of employee share-based awards. Our tax provision did not reflect excess tax benefits of $1 million in 2016 and $9 million in 2015, as these periods were before our adoption of ASU 2016-09. In our statements of cash flows, we presented excess tax benefits as financing cash flows before our adoption of ASU 2016-09.
Our provision for income taxes for the last three years consisted of:

($ in millions)		2017	2016	2015
Current	– U.S. Federal	$(49)	$(35)	$(45)
	– U.S. State	(7)	(5)	(4)
	– Non-U.S.	(7)	(5)	(7)
		(63)	(45)	(56)

Deferred	– U.S. Federal	44	(30)	(28)
	– U.S. State	(1)	(2)	(5)
	– Non-U.S.	15	1	2
		58	(31)	(31)
		$(5)	$(76)	$(87)
The deferred tax assets and related valuation allowances in these Financial Statements have been determined on a separate return basis. The assessment of the valuation allowances requires considerable judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors. Valuation allowances are recorded against the deferred tax assets of certain foreign operations for which historical losses, restructuring and impairment charges have been incurred. The change in the valuation allowances established were ($4) million in 2017, $2 million in 2016 and ($4) million in 2015.
We have made no provision for U.S. income taxes or additional non-U.S. taxes on the cumulative unremitted earnings of non-U.S. subsidiaries ($184 million at December 31, 2017) because we consider these earnings to be permanently invested. We do not consider previously taxed income to be permanently reinvested if such earnings can be distributed to a U.S. entity without incurring additional U.S. tax. These earnings could become subject to additional taxes if remitted as dividends, loaned to a U.S. affiliate or if we sold our interests in the affiliates. We cannot estimate the amount of additional taxes that might be payable on the unremitted earnings.
We conduct business in countries that grant “holidays” from income taxes for ten to thirty year periods. These holidays expire through 2034.

Our income tax returns are subject to examination by relevant tax authorities. Certain of our returns are being audited in various jurisdictions for years 2013 and 2014. Although we do not anticipate that a significant impact to our unrecognized tax benefit balance will occur during the next fiscal year, the amount of our liability for unrecognized tax benefits could change as a result of audits in these jurisdictions.
Deferred Income Taxes
Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carry-forwards. We state those balances at the enacted tax rates we expect will be in effect when we actually pay or recover taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies, to utilize these future deductions and credits. We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.
The following table presents our deferred tax assets and liabilities, and the tax effect of each type of temporary difference and carry-forward that gave rise to a significant portion of our deferred tax assets and liabilities at December 31, 2017 and December 30, 2016:

($ in millions)	At Year-End 2017	At Year-End 2016
Deferred Tax Assets
Inventory	$25	$25
Reserves	30	39
Long lived intangible assets	16	31
Net operating loss carry-forwards	39	49
Tax credits	39	21
Other, net	44	40
Deferred tax assets	193	205
Less valuation allowance	(44)	(48)
Net deferred tax assets	149	157

Deferred Tax Liabilities
Property and equipment	(16)	(16)
Deferred sales of vacation ownership interests	(210)	(277)
Deferred tax liabilities	(226)	(293)

Total net deferred tax liabilities	$(77)	$(136)
At December 31, 2017, we had approximately $37 million of foreign net operating losses (excluding valuation allowances) some of which begin expiring in 2018. However, a significant portion of these tax net operating losses have an indefinite carry forward period. We have no federal net operating losses and net operating losses of $1 million for state tax purposes which begin expiring in 2032.
Reconciliation of U.S. Federal Statutory Income Tax Rate to Actual Income Tax Rate
Due to the adoption of ASU 2016-09 in the 2017 first quarter, all excess tax benefits and deficiencies are now recognized as a component of income tax expense in our Income Statements; previously, excess tax benefits were recognized in additional paid-in capital. This may result in increased volatility in our effective tax rate.

The following table reconciles the U.S. statutory income tax rate to our effective income tax rate:

	2017	2016	2015
U.S. statutory income tax rate	35.00%	35.00%	35.00%
U.S. state income taxes, net of U.S. federal tax benefit	2.50	2.47	2.64
Permanent differences(1)	(0.58)	1.16	1.61
Impact related to the Tax Cuts and Jobs Act	(27.12)	—	—
Excess tax benefits related to share-based compensation	(2.54)	—	—
Foreign tax rate changes	(2.01)	0.05	0.01
Non-U.S. (loss) income(2)	(2.61)	0.08	(0.57)
Other items(3)	(0.79)	(1.06)	1.14
Change in valuation allowance(4)	0.03	0.78	0.72
Effective rate	1.88%	38.48%	40.55%
_________________________

(1)	Attributed to the redemption of the mandatorily redeemable preferred stock of a consolidated subsidiary.

(2)	Attributed to the difference between U.S. and foreign income tax rates and other foreign adjustments.

(3)	Attributed to changes in unrecognized tax benefits and U.S. federal tax incentives.

(4)
Primarily attributed to release of a foreign valuation allowance in 2017. Primarily attributed to the establishment of valuation allowances in foreign jurisdictions for losses that cannot be benefited in the U.S. income tax provision in 2016 and 2015, as discussed above.

Cash Taxes Paid
Cash taxes paid in 2017, 2016 and 2015 were $49 million, $48 million and $50 million, respectively.
4. VACATION OWNERSHIP NOTES RECEIVABLE
The following table shows the composition of our vacation ownership notes receivable balances, net of reserves:

($ in millions)	At Year-End 2017	At Year-End 2016
Vacation ownership notes receivable — securitized	$814	$717
Vacation ownership notes receivable — non-securitized
Eligible for securitization(1)	142	98
Not eligible for securitization(1)	159	155
Subtotal	301	253
Total vacation ownership notes receivable	$1,115	$970
_________________________

(1)	Refer to Footnote 5 “Financial Instruments” for discussion of eligibility of our vacation ownership notes receivable for securitization.

The following tables show future principal payments, net of reserves, as well as interest rates for our non-securitized and securitized vacation ownership notes receivable at December 31, 2017:

($ in millions)	Non-Securitized Vacation Ownership Notes Receivable	Securitized Vacation Ownership Notes Receivable	Total
2018	$48	$94	$142
2019	35	91	126
2020	30	92	122
2021	26	93	119
2022	24	92	116
Thereafter	138	352	490
Balance at year-end 2017	$301	$814	$1,115
Weighted average stated interest rate at year-end 2017	11.5%	12.6%	12.3%
Range of stated interest rates at year-end 2017	0.0% to 18.0%	4.9% to 18.0%	0.0% to 18.0%
We reflect interest income associated with vacation ownership notes receivable in our Income Statements in the Financing revenues caption. The following table summarizes interest income associated with vacation ownership notes receivable:

($ in millions)	2017	2016	2015
Interest income associated with vacation ownership notes receivable – securitized	$101	$97	$90
Interest income associated with vacation ownership notes receivable – non-securitized	27	23	28
Total interest income associated with vacation ownership notes receivable	$128	$120	$118
We record the difference between the vacation ownership note receivable and the variable consideration included in the transaction price for the sale of the related vacation ownership product as a reserve on our vacation ownership notes receivable. See “Financing Revenues” in Footnote 1 “Summary of Significant Accounting Policies” for further information.

The following table summarizes the activity related to our vacation ownership notes receivable reserve:

($ in millions)	Non-Securitized Vacation Ownership Notes Receivable	Securitized Vacation Ownership Notes Receivable	Total
Balance at year-end 2014	$65	$53	$118
Impact of adoption of ASU 2014-09	1	1	2
Opening balance 2015	66	54	120
Increase in vacation ownership notes receivable reserve	25	11	36
Securitizations	(16)	16	—
Clean-up calls(1)	7	(7)	—
Write-offs	(48)	—	(48)
Defaulted vacation ownership notes receivable repurchase activity(2)	25	(25)	—
Balance at year-end 2015	59	49	108
Increase in vacation ownership notes receivable reserve	27	17	44
Securitizations	(28)	28	—
Clean-up of Warehouse Credit Facility(3)	10	(10)	—
Write-offs	(40)	—	(40)
Defaulted vacation ownership notes receivable repurchase activity(2)	30	(30)	—
Balance at year-end 2016	58	54	112
Increase in vacation ownership notes receivable reserve	42	10	52
Securitizations	(29)	29	—
Clean-up of Warehouse Credit Facility(3)	4	(4)	—
Write-offs	(45)	—	(45)
Defaulted vacation ownership notes receivable repurchase activity(2)	28	(28)	—
Balance at year-end 2017	$58	$61	$119
_________________________

(1)	Refers to our voluntary repurchase of previously securitized non-defaulted vacation ownership notes receivable to retire outstanding vacation ownership notes receivable securitizations.

(2)
Decrease in securitized vacation ownership notes receivable reserve and increase in non-securitized vacation ownership notes receivable reserve was attributable to the transfer of the reserve when we voluntarily repurchased defaulted securitized vacation ownership notes receivable.

(3)	Refers to our voluntary repurchase of previously securitized non-defaulted vacation ownership notes receivable from our Warehouse Credit Facility.
The following table shows our recorded investment in non-accrual vacation ownership notes receivable, which are vacation ownership notes receivable that are 90 days or more past due. As noted in Footnote 1 “Summary of Significant Accounting Policies” we recognize interest income on a cash basis for these vacation ownership notes receivable.

($ in millions)	Non-Securitized Vacation Ownership Notes Receivable	Securitized Vacation Ownership Notes Receivable	Total
Investment in vacation ownership notes receivable on non-accrual status at year-end 2017	$39	$7	$46
Investment in vacation ownership notes receivable on non-accrual status at year-end 2016	$44	$6	$50
Average investment in vacation ownership notes receivable on non-accrual status during 2017	$41	$7	$48

The following table shows the aging of the recorded investment in principal, before reserves, in vacation ownership notes receivable as of December 31, 2017:

($ in millions)	Non-Securitized Vacation Ownership Notes Receivable	Securitized Vacation Ownership Notes Receivable	Total
31 – 90 days past due	$7	$19	$26
91 – 150 days past due	5	7	12
Greater than 150 days past due	34	—	34
Total past due	46	26	72
Current	313	849	1,162
Total vacation ownership notes receivable	$359	$875	$1,234
The following table shows the aging of the recorded investment in principal, before reserves, in vacation ownership notes receivable as of December 30, 2016:

($ in millions)	Non-Securitized Vacation Ownership Notes Receivable	Securitized Vacation Ownership Notes Receivable	Total
31 – 90 days past due	$8	$16	$24
91 – 150 days past due	4	7	11
Greater than 150 days past due	40	—	40
Total past due	52	23	75
Current	259	748	1,007
Total vacation ownership notes receivable	$311	$771	$1,082
5. FINANCIAL INSTRUMENTS
The following table shows the carrying values and the estimated fair values of financial assets and liabilities that qualify as financial instruments, determined in accordance with the authoritative guidance for disclosures regarding the fair value of financial instruments. Considerable judgment is required in interpreting market data to develop estimates of fair value. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts. The table excludes Cash and cash equivalents, Restricted cash, Accounts receivable, Accounts payable, Advance deposits and Accrued liabilities, all of which had fair values approximating their carrying amounts due to the short maturities and liquidity of these instruments.

	At Year-End 2017		At Year-End 2016
($ in millions)	Carrying Amount	Fair Value(1)	Carrying Amount	Fair Value(1)
Vacation ownership notes receivable — securitized	$814	$955	$717	$834
Vacation ownership notes receivable — non-securitized	301	321	253	267
Other assets	14	14	—	—
Total financial assets	$1,129	$1,290	$970	$1,101
Non-recourse debt associated with vacation ownership notes receivable securitizations, net	$(835)	$(836)	$(729)	$(726)
Convertible notes, net	(192)	(260)	—	—
Non-interest bearing note payable, net	(61)	(61)	—	—
Total financial liabilities	$(1,088)	$(1,157)	$(729)	$(726)
_________________________

(1)
Fair value of financial instruments, with the exception of other assets and convertible notes, has been determined using Level 3 inputs. Fair value of other assets and convertible notes that are financial instruments has been determined using Level 2 inputs.

See “Fair Value Measurements” in Footnote 1 “Summary of Significant Accounting Policies” for additional information.

Vacation Ownership Notes Receivable
We estimate the fair value of our securitized vacation ownership notes receivable using a discounted cash flow model. We believe this is comparable to the model that an independent third party would use in the current market. Our model uses default rates, prepayment rates, coupon rates and loan terms for our securitized vacation ownership notes receivable portfolio as key drivers of risk and relative value that, when applied in combination with pricing parameters, determine the fair value of the underlying vacation ownership notes receivable.
Due to factors that impact the general marketability of our non-securitized vacation ownership notes receivable, as well as current market conditions, we bifurcate our vacation ownership notes receivable at each balance sheet date into those eligible and not eligible for securitization using criteria applicable to current securitization transactions in the asset-backed securities (“ABS”) market. Generally, vacation ownership notes receivable are considered not eligible for securitization if any of the following attributes are present: (1) payments are greater than 30 days past due; (2) the first payment has not been received; or (3) the collateral is located in Asia or Europe. In some cases, eligibility may also be determined based on the credit score of the borrower, the remaining term of the loans and other similar factors that may reflect investor demand in a securitization transaction or the cost to effectively securitize the vacation ownership notes receivable.
The following table shows the bifurcation of our non-securitized vacation ownership notes receivable into those eligible and not eligible for securitization based upon the aforementioned eligibility criteria:

	At Year-End 2017		At Year-End 2016
($ in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Vacation ownership notes receivable
Eligible for securitization	$142	$162	$98	$112
Not eligible for securitization	159	159	155	155
Total non-securitized	$301	$321	$253	$267
We estimate the fair value of the portion of our non-securitized vacation ownership notes receivable that we believe will ultimately be securitized in the same manner as securitized vacation ownership notes receivable. We value the remaining non-securitized vacation ownership notes receivable at their carrying value, rather than using our pricing model. We believe that the carrying value of these particular vacation ownership notes receivable approximates fair value because the stated interest rates of these loans are consistent with current market rates and the reserve for these vacation ownership notes receivable appropriately accounts for risks in default rates, prepayment rates, discount rates and loan terms.
Other Assets
We estimate the fair value of our other assets that are financial instruments using Level 2 inputs. These assets consist of COLI policies held in a rabbi trust. The carrying value of the COLI policies is equal to their cash surrender value.
Non-Recourse Debt Associated with Securitized Vacation Ownership Notes Receivable
We generate cash flow estimates by modeling all bond tranches for our active vacation ownership notes receivable securitization transactions, with consideration for the collateral specific to each tranche. The key drivers in our analysis include default rates, prepayment rates, bond interest rates and other structural factors, which we use to estimate the projected cash flows. In order to estimate market credit spreads by rating, we obtain indicative credit spreads from investment banks that actively issue and facilitate the market for vacation ownership securities and determine an average credit spread by rating level of the different tranches. We then apply those estimated market spreads to swap rates in order to estimate an underlying discount rate for calculating the fair value of the active bonds payable.
Convertible Notes
We estimate the fair value of our Convertible Notes using quoted market prices as of the last trading day for the year; however these notes have only a limited trading history and volume and as such this fair value estimate is not necessarily indicative of the value at which they could be retired or transferred. We concluded that this fair value measurement should be categorized within Level 2. The difference between the carrying value and the fair value is primarily attributed to the underlying conversion feature, and the spread between the conversion price and the market value of the shares underlying the Convertible Notes.

Non-Interest Bearing Note Payable
The carrying value of our non-interest bearing note payable issued in connection with the acquisition of vacation ownership units located on the Big Island of Hawaii approximates fair value, because the imputed interest rate used to discount this note payable is consistent with current market rates. See Footnote 6 “Acquisitions and Dispositions” and Footnote 11 “Debt” for additional information on this transaction.
6. ACQUISITIONS AND DISPOSITIONS
2017 Acquisitions
Bali, Indonesia
During the 2017 third quarter, we acquired 51 completed vacation ownership units, as well as a sales gallery and related resort amenities, located in Bali, Indonesia for $24 million. The transaction was accounted for as an asset acquisition with the purchase price allocated to Inventory ($22 million) and Property and equipment ($2 million).
Marco Island, Florida
During the 2017 second quarter, we acquired 36 completed vacation ownership units located at our resort in Marco Island, Florida for $34 million. The transaction was accounted for as an asset acquisition with all of the purchase price allocated to Property and equipment. To ensure consistency with the expected related future cash flow presentation, the cash purchase price was included as an operating activity in the Purchase of vacation ownership units for future transfer to inventory line on our Cash Flow for the year ended December 31, 2017. See Footnote 10 “Contingencies and Commitments” for information on our remaining commitment related to this property.
Big Island of Hawaii
During the 2017 second quarter, we acquired 112 completed vacation ownership units located on the Big Island of Hawaii. The transaction was accounted for as an asset acquisition with all of the purchase price allocated to Inventory. As consideration for the acquisition, we paid $27 million in cash, settled a note receivable from the seller of less than $1 million on a non-cash basis, and issued a non-interest bearing note payable for $64 million. See Footnote 11 “Debt” for information on the non-interest bearing note payable.
2017 Dispositions
We made no significant dispositions in 2017.
2016 Acquisitions
Miami Beach, Florida
During the 2016 first quarter, we completed the acquisition of an operating property located in the South Beach area of Miami Beach, Florida, for $24 million. The acquisition was treated as a business combination, accounted for using the acquisition method of accounting and included within operating activities on our Cash Flow for the year ended December 30, 2016. As consideration for the acquisition, we paid $24 million in cash; the value of the acquired property was allocated to Inventory. We rebranded this property as Marriott Vacation Club Pulse, South Beach and converted it, in its entirety, into vacation ownership inventory.
2016 Dispositions
San Francisco, California
During the 2016 second quarter, we disposed of 19 residential units, located at The Ritz-Carlton Club and Residences, San Francisco (the “RCC San Francisco”), for gross cash proceeds of $20 million. We accounted for the sale under the full accrual method in accordance with the authoritative guidance on accounting for sales of real estate and recorded a gain of $11 million in the Gains and other income line on our Income Statement for the year ended December 30, 2016.
2016 Disposition / 2015 Acquisition
Surfers Paradise, Australia
During the 2015 third quarter, we completed the acquisition of an operating property located in Surfers Paradise, Australia, for AUD $85 million ($62 million). The acquisition was treated as a business combination and accounted for using the acquisition method of accounting. As such, all transaction costs were expensed as incurred and were included in the “Other” line of our Income Statement for the year ended January 1, 2016. As consideration for the acquisition, we paid AUD $83 million ($61 million) in cash and assumed net liabilities of AUD $2 million ($1 million), which was allocated based on the fair value at the date of acquisition as follows: AUD $29 million ($21 million) to land, AUD $49 million ($37 million) to buildings and leasehold improvements and AUD $6 million ($5 million) to furniture and equipment. Fair value was determined using an independent appraisal, which was primarily based on a discounted cash flow model, a Level 3 fair value input. At the time of the acquisition we determined that we would convert a portion of this operating property into vacation ownership interests for future use in our Asia Pacific segment; the related portion of the purchase price was classified as an operating activity on our Cash Flow for the year ended January 1, 2016. Additionally, we intended to sell the remaining downsized portion of the operating property to a third party; the related portion of the purchase price was classified as an investing activity on our Cash Flow for the year ended January 1, 2016.
During the 2016 second quarter, we disposed of the portion of this operating property that we did not intend to convert into vacation ownership inventory for gross cash proceeds of AUD $71 million ($51 million). We accounted for the sale under the full accrual method in accordance with the authoritative guidance on accounting for sales of real estate. As part of the disposition, we guaranteed the net operating income of this portion of the operating property through 2021 up to a specified maximum of AUD $3 million ($2 million), which was recorded as a deferred gain in the Other line within liabilities on our balance sheet. We recognized a loss, inclusive of the deferred gain, of AUD $1 million ($1 million) in connection with the sale, which was recorded in the Gains and other income line on the Income Statement for the year ended December 30, 2016.
During 2016, we completed the conversion of the portion of this operating property that we intended to convert into vacation ownership inventory at the time of the acquisition, a portion of which was contributed to our points-based programs in our Asia Pacific segment.
2015 Acquisitions
Washington, D.C.
During the 2015 third quarter, we completed the acquisition of 71 units at The Mayflower Hotel, Autograph Collection, an operating hotel located in Washington, D.C., for $32 million. The asset acquisition was treated as a purchase of inventory and we have included these vacation ownership units, in their current form, in our MVCD program.
San Diego, California
During the 2015 first quarter, we completed the acquisition of an operating property located in San Diego, California, for $55 million. The acquisition was treated as a business combination and accounted for using the acquisition method of accounting. As consideration for the acquisition, we paid $55 million in cash, which was allocated based on the fair value at the date of acquisition as follows: $54 million to property and equipment and $1 million to other assets. Fair value was determined using an independent appraisal, which was primarily based on a discounted cash flow model, a Level 3 fair value input. We rebranded this property as Marriott Vacation Club Pulse, San Diego and converted it, in its entirety, into vacation ownership inventory. In order to ensure consistency with the expected related future cash flow presentation, $47 million of the cash purchase price allocated to property and equipment was included as an operating activity in the Purchase of operating property for future conversion to inventory line on our Cash Flow for the year ended January 1, 2016. The remaining $8 million was included as an investing activity in the Capital expenditures for property and equipment line on our Cash Flow for the year ended January 1, 2016, as it was allocated to assets to be used prior to conversion of the property into vacation ownership inventory, as well as ancillary and sales center assets to be retained after the conversion.
2015 Dispositions
Kauai, Hawaii
During the 2014 second quarter, we entered into a purchase and sale agreement to dispose of undeveloped and partially developed land, an operating golf course and related assets, in Kauai, Hawaii (the “Kauai Property”) for gross cash proceeds of $60 million, and completed the sale of a portion of the Kauai Property for gross cash proceeds of $40 million. During the 2015 second quarter, we completed the sale of the remaining portion of the Kauai Property for gross cash proceeds of $20 million. We accounted for the sale under the full accrual method in accordance with the authoritative guidance on accounting for sales of real estate and recorded a gain of $9 million, which is included in the Gains and other income line on our Income Statement for the year ended January 1, 2016.
Marco Island, Florida
During the 2015 first quarter, we sold real property located in Marco Island, Florida, consisting of $3 million of vacation ownership inventory, to a third-party developer. We received consideration consisting of $5 million of cash and a note receivable of less than $1 million. We did not recognize any gain or loss on this transaction.
In accordance with our agreement with the third-party developer, we are obligated to repurchase the completed property from the developer contingent upon the property meeting our brand standards, provided that the third-party developer has not sold the property to another party. In accordance with the authoritative guidance on accounting for sales of real estate, our conditional obligation to repurchase the property constitutes continuing involvement and thus we were unable to account for this transaction as a sale. The property was sold to a variable interest entity for which we are not the primary beneficiary. See Footnote 14 “Variable Interest Entities” for additional information on our activities relating to the variable interest entity involved in this transaction.
7. EARNINGS PER SHARE
Basic earnings per common share is calculated by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the reporting period. Treasury stock is excluded from the weighted average number of shares of common stock outstanding. Diluted earnings per common share is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. The dilutive effect of outstanding equity-based compensation awards is reflected in diluted earnings per common share by application of the treasury stock method using average market prices during the period.
Our calculation of diluted earnings per share reflects our intent to settle conversions of the Convertible Notes through a combination settlement, which contemplates repayment in cash of the principal amount and repayment in shares of our common stock of any excess of the conversion value over the principal amount (the “conversion premium”). Therefore, we include only the shares that may be issued with respect to any conversion premium in total dilutive weighted average shares outstanding, which we calculate using the treasury stock method. As no conversion premium existed as of December 31, 2017, there was no dilutive impact from the Convertible Notes for 2017.
The shares issuable on exercise of the Warrants (as defined in Footnote 11 “Debt”) sold in connection with the issuance of the Convertible Notes will not impact the total dilutive weighted average shares outstanding unless and until the price of our common stock exceeds the strike price of $176.68, as described in Footnote 11 “Debt.” If and when the price of our common stock exceeds the strike price of the Warrants, we will include the dilutive effect of the additional shares that may be issued upon exercise of the Warrants in total dilutive weighted average shares outstanding, which we calculate using the treasury stock method. The Convertible Note Hedges (as defined in Footnote 11 “Debt”) purchased in connection with the issuance of the Convertible Notes are considered to be anti-dilutive and will not impact our calculation of diluted earnings per share.
The table below illustrates the reconciliation of the earnings and number of shares used in our calculation of basic and diluted earnings per share.

(in millions, except per share amounts)	2017(1)	2016(2)	2015(3)
Computation of Basic Earnings Per Share
Net income	$235	$122	$127
Shares for basic earnings per share	27.1	27.9	31.5
Basic earnings per share	$8.70	$4.37	$4.04
Computation of Diluted Earnings Per Share
Net income	$235	$122	$127
Shares for basic earnings per share	27.1	27.9	31.5
Effect of dilutive shares outstanding
Employee stock options and SARs	0.4	0.3	0.5
Restricted stock units	0.2	0.2	0.2
Shares for diluted earnings per share	27.7	28.4	32.2
Diluted earnings per share	$8.49	$4.29	$3.95

_________________________

(1)
The computations of diluted earnings per share exclude approximately 238,000 shares of common stock, the maximum number of shares issuable as of December 31, 2017 upon the vesting of certain performance-based awards, because the performance conditions required to be met for the shares subject to such awards to vest were not achieved by the end of the reporting period.

(2)
The computations of diluted earnings per share exclude approximately 217,000 shares of common stock, the maximum number of shares issuable as of December 30, 2016 upon the vesting of certain performance-based awards, because the performance conditions required to be met for the shares subject to such awards to vest were not achieved by the end of the reporting period.

(3)
The computations of diluted earnings per share exclude approximately 136,000 shares of common stock, the maximum number of shares issuable as of January 1, 2016 upon the vesting of certain performance-based awards, because the performance conditions required to be met for the shares subject to such awards to vest were not achieved by the end of the reporting period.
In accordance with the applicable accounting guidance for calculating earnings per share, for the year ended December 31, 2017, our calculation of diluted earnings per share included shares underlying stock appreciation rights (“SARs”) that may be settled in shares of common stock, because the exercise prices of such SARs were less than or equal to the average market prices for the applicable period.
For the year ended December 30, 2016, we excluded from our calculation of diluted earnings per share 62,018 shares underlying SARs that may be settled in shares of common stock because the exercise price of $77.42 of such SARs was greater than the average market price for the applicable period.
For the year ended January 1, 2016, we excluded from our calculation of diluted earnings per share 62,018 shares underlying SARs that may be settled in shares of common stock because the exercise price of $77.42 of such SARs was greater than the average market prices for the applicable period.
8. INVENTORY
The following table shows the composition of our inventory balances:

($ in millions)	At Year-End 2017	At Year End 2016
Finished goods(1)	$391	$352
Work-in-progress	2	40
Land and infrastructure(2)	330	331
Real estate inventory	723	723
Operating supplies and retail inventory	5	4
	$728	$727
_________________________

(1)	Represents completed inventory that is either registered for sale as vacation ownership interests, or unregistered and available for sale in its current form.

(2)	Includes $68 million of inventory related to estimated future foreclosures at December 31, 2017.
We value vacation ownership and residential products at the lower of cost or fair market value less costs to sell, in accordance with applicable accounting guidance, and we record operating supplies at the lower of cost (using the first-in, first-out method) or net realizable value.
In addition to the above, at December 31, 2017, we had $48 million of completed vacation ownership units which have been classified as a component of Property and equipment until the time at which they are legally registered for sale as vacation ownership products. As discussed in Footnote 10 “Contingencies and Commitments,” we also had $481 million of commitments to acquire completed vacation ownership units.
9. PROPERTY AND EQUIPMENT
The following table details the composition of our property and equipment balances:

($ in millions)	At Year-End 2017	At Year-End 2016
Land	$60	$55
Buildings and leasehold improvements	259	213
Furniture and equipment	54	51
Information technology	185	180
Construction in progress	23	28
	581	527
Accumulated depreciation	(328)	(324)
	$253	$203
Depreciation expense totaled $21 million in 2017, $21 million in 2016 and $22 million in 2015.

10. CONTINGENCIES AND COMMITMENTS
Commitments and Letters of Credit
As of December 31, 2017, we had the following commitments outstanding:

•
We have various contracts for the use of information technology hardware and software that we use in the normal course of business. Our aggregate commitments under these contracts were $25 million, of which we expect $15 million, $5 million, $2 million, $1 million, $1 million and $1 million will be paid in 2018, 2019, 2020, 2021, 2022 and thereafter, respectively.

•
We have a commitment to purchase an operating property located in New York, New York for $170 million, of which $7 million is attributed to a related capital lease arrangement and recorded in Debt. We expect to acquire the units in the property, in their current form, over time, and we expect to make payments for these units of $108 million and $62 million in 2019 and 2020, respectively. We currently manage this property, which we have rebranded as Marriott Vacation Club Pulse, New York City. See Footnote 14 “Variable Interest Entities” for additional information on this transaction and our activities relating to the variable interest entity involved in this transaction.

•
We have a commitment to purchase 88 vacation ownership units located in Bali, Indonesia for use in our Asia Pacific segment, contingent upon completion of construction to agreed-upon standards within specified timeframes. As of December 31, 2017, we expected to complete the acquisition in 2019 and to make payments with respect to these units when specific construction milestones were completed, as follows: $14 million in 2018 and $25 million in 2019. During the first quarter of 2018, we amended the terms of this commitment and, as a result, we expect to make payments of $6 million in 2018, $31 million in 2019 and $2 million in 2020.

•
We have a remaining commitment to purchase vacation ownership units located at our resort in Marco Island, Florida for $108 million, which we expect will be paid as follows: $24 million in 2018 and $84 million in 2019. See Footnote 6 “Acquisitions and Dispositions” for additional information on this transaction and Footnote 14 “Variable Interest Entities” for additional information on our activities relating to the variable interest involved in this transaction.

•
During the first quarter of 2018, we assigned a commitment to purchase an operating property located in San Francisco, California, that we had as of December 31, 2017, to a third-party developer in a capital efficient inventory arrangement. We expect to acquire the operating property in 2020 and to pay the purchase price of $164 million as follows: $100 million in 2020 and $64 million in 2021. We are required to purchase the operating property from the third-party developer unless it has been sold to another party. The operating property is held by a variable interest entity for which we are not the primary beneficiary as we cannot prevent the variable interest entity from selling the operating property at a higher price. Accordingly, we will not consolidate the variable interest entity.

Surety bonds issued as of December 31, 2017 totaled $35 million, the majority of which were requested by federal, state or local governments in connection with our operations.
Additionally, as of December 31, 2017, we had $5 million of letters of credit outstanding under our $250 million revolving credit facility (the “Revolving Corporate Credit Facility”).
Loss Contingencies
In April 2013, Krishna and Sherrie Narayan and other owners of 12 residential units (owners of two of which subsequently agreed to release their claims) at the resort formerly known as The Ritz-Carlton Club & Residences, Kapalua Bay (“Kapalua Bay”) filed an amended complaint in Circuit Court for Maui County, Hawaii against us, certain of our subsidiaries, Marriott International, certain of its subsidiaries, and the joint venture in which we have an equity investment that developed and marketed vacation ownership and residential products at Kapalua Bay (the “Joint Venture”). In the original complaint, the plaintiffs alleged that defendants mismanaged funds of the residential owners association (the “Kapalua Bay Association”), created a conflict of interest by permitting their employees to serve on the Kapalua Bay Association’s board, and failed to disclose documents to which the plaintiffs were allegedly entitled. The amended complaint alleges breach of fiduciary duty, violations of the Hawaii Unfair and Deceptive Trade Practices Act and the Hawaii condominium statute, intentional misrepresentation and concealment, unjust enrichment and civil conspiracy. The relief sought in the amended complaint includes injunctive relief, repayment of all sums paid to us and our subsidiaries and Marriott International and its subsidiaries, compensatory and punitive damages, and treble damages under the Hawaii Unfair and Deceptive Trade Practices Act. We filed a motion in the Circuit Court to compel arbitration of plaintiffs’ claims. That motion was denied, but on appeal the Hawaii Intermediate Court of Appeals reversed. The Hawaii Supreme Court reversed the decision of the Intermediate Court of Appeals and reinstated the action in Circuit Court, which set the case for trial. We filed a petition with the United States Supreme Court seeking review of the Hawaii Supreme Court’s decision. In January 2016, the U.S. Supreme Court issued an order vacating the Hawaii Supreme Court’s decision and remanding the case with instructions to reconsider its ruling in light of a U.S. Supreme Court decision reiterating the obligation of courts to enforce arbitration agreements. In July 2017, the Hawaii Supreme Court issued a decision reaffirming its prior ruling and remanding the case to the Circuit Court for trial. In November 2017, we filed a petition with the U.S. Supreme Court seeking review of the Hawaii Supreme Court’s July 2017 decision, which the U.S. Supreme Court denied in February 2018. We dispute the material allegations in the amended complaint and continue to defend against the action vigorously. Given the inherent uncertainties of litigation, we cannot estimate a range of the potential liability, if any, at this time.
In June 2013, Earl C. and Patricia A. Charles, owners of a fractional interest at Kapalua Bay, together with owners of 38 other fractional interests (owners of two of which subsequently agreed to release their claims) at Kapalua Bay, filed an amended complaint in the Circuit Court of the Second Circuit for the State of Hawaii against us, certain of our subsidiaries, Marriott International, certain of its subsidiaries, the Joint Venture, and other entities that have equity investments in the Joint Venture. The plaintiffs allege that the defendants failed to disclose the financial condition of the Joint Venture and the commitment of the defendants to the Joint Venture, and that defendants’ actions constituted fraud and violated the Hawaii Unfair and Deceptive Trade Practices Act, the Hawaii Condominium Property Act and the Hawaii Time Sharing Plans statute. The relief sought includes compensatory and punitive damages, attorneys’ fees, pre-judgment interest, declaratory relief, rescission and treble damages under the Hawaii Unfair and Deceptive Trade Practices Act. The complaint was subsequently further amended to add owners of two additional fractional interests as plaintiffs. The Circuit Court granted our motion to compel arbitration of the claims asserted by the plaintiffs. Plaintiffs appealed that decision to the Hawaii Intermediate Court of Appeals and also initiated arbitration. In July 2015, the Intermediate Court of Appeals reversed the decision of the Circuit Court and directed that the action be reinstated in the Circuit Court, based on the Hawaii Supreme Court’s decision in the Narayan case discussed above. In October 2017, following the August 2017 action of the Hawaii Supreme Court in the Narayan case, the Circuit Court set the Charles case for trial beginning in January 2019. In December 2017, we filed a motion with the Circuit Court to compel arbitration, which the Circuit Court denied in February 2018. We dispute the material allegations in the amended complaint and continue to defend against the action vigorously. Given the inherent uncertainties of litigation, we cannot estimate a range of the potential liability, if any, at this time.
In May 2015, we and certain of our subsidiaries were named as defendants in an action filed in the Superior Court of San Francisco County, California, by William and Sharon Petrick and certain other present and former owners of 69 fractional interests at the RCC San Francisco. The plaintiffs allege that the affiliation of the RCC San Francisco with our points-based Marriott Vacation Club Destinations (“MVCD”) program, certain alleged sales practices, and other acts we and the other defendants allegedly took caused an actionable decrease in the value of their fractional interests. The relief sought includes, among other things, compensatory and punitive damages, rescission, and pre- and post-judgment interest. Plaintiffs filed an amended complaint in April 2016. We filed a motion to dismiss, which the Court granted in part and denied in part in September 2017. The Court also granted leave to plaintiffs to file a second amended complaint, which plaintiffs filed in October 2017. In November 2017, we filed a motion to dismiss the second amended complaint. In February 2018, the Court granted our motion to dismiss and dismissed with prejudice plaintiffs’ claims regarding the existence of a fiduciary duty and breach of that duty. The Court also dismissed plaintiffs’ fraud claims but permitted plaintiffs to reassert those claims no later than March 10, 2018. We dispute the plaintiffs’ material allegations and continue to defend against the action vigorously. Given the early stages of the action and the inherent uncertainties of litigation, we cannot estimate a range of the potential liability, if any, at this time.
In March 2017, RCHFU, L.L.C. and other owners of 232 fractional interests at The Ritz-Carlton Club, Aspen Highlands (“RCC Aspen Highlands”) served an amended complaint in an action pending in the court against us, certain of our subsidiaries, and other third party defendants. The U.S. District Court for the District of Colorado has ordered that no further amendments will be permitted. The amended complaint alleges that the plaintiffs’ fractional interests were devalued by the affiliation of RCC Aspen Highlands and other Ritz-Carlton Clubs with our points-based MVCD program. The relief sought includes, among other things, unspecified damages, pre- and post-judgment interest, and attorneys’ fees. We filed a motion to dismiss the amended complaint, which remains pending. In February 2018, plaintiffs filed a motion seeking to add a claim for punitive damages to their complaint. We dispute the plaintiffs’ material allegations and continue to defend against the action vigorously. Given the early stages of the action and the inherent uncertainties of litigation, we cannot estimate a range of the potential liability, if any, at this time.
In May 2016, we, certain of our subsidiaries, and certain third parties were named as defendants in an action filed in the U.S. District Court for the Middle District of Florida by Anthony and Beth Lennen. The case is filed as a putative class action; the plaintiffs seek to represent a class consisting of themselves and all other purchasers of MVCD points, from inception of the MVCD program in June 2010 to the present, as well as all individuals who own or have owned weeks in any resorts for which weeks have been added to the MVCD program. Plaintiffs challenge the characterization of the beneficial interests in the MVCD trust that are sold to customers as real estate interests under Florida law. They also challenge the structure of the trust and associated operational aspects of the trust product. The relief sought includes, among other things, declaratory relief, an unwinding of the MVCD product, and punitive damages. In September 2016, we filed a motion to dismiss the complaint and a motion to stay the case pending referral of certain questions to Florida state regulators, and the Court granted the motion to dismiss and denied the motion to stay. The Court granted leave to plaintiffs to file an amended complaint, which plaintiffs filed in October 2017. In November 2017, we filed a motion to dismiss the amended complaint, which remains pending. We dispute the plaintiffs’ material allegations and continue to defend against the action vigorously. Given the early stages of the action and the inherent uncertainties of litigation, we cannot estimate a range of the potential liability, if any, at this time.
Other
In September 2017, over 20 of our properties were impacted by Hurricane Irma and Hurricane Maria and, as a result, as of December 31, 2017, we have accrued $1 million for the estimated property damage insurance deductibles and impairment of property and equipment, which was recorded in the Gains and other income, net line on the Income Statement for the year ended December 31, 2017.
During 2016, our properties in Hilton Head and Myrtle Beach, South Carolina were temporarily closed as a result of damage from Hurricane Matthew. In the 2017 third quarter, we received $9 million in net insurance proceeds related to the settlement of business interruption insurance claims arising from Hurricane Matthew, which were recorded in the Gains and other income line on the Income Statement for the year ended December 31, 2017.
Leases
We have various land, corporate facilities, real estate and equipment operating leases. The land lease consists of a long-term golf course land lease with a term of 30 years. The corporate facilities leases are for our corporate headquarters and have lease terms of approximately six years. The other operating leases are primarily for office and retail space as well as equipment supporting our operations and have lease terms of between three and ten years. Certain of these leases provide for minimum rental payments and additional rental payments based on our operations of the leased property. We have summarized our future obligations under operating leases at December 31, 2017 below:

($ in millions)	Land Lease	Corporate Facilities Leases	Other Operating Leases	Total
2018	$1	$3	$13	$17
2019	1	4	10	15
2020	1	4	8	13
2021	1	3	5	9
2022	1	—	6	7
Thereafter	7	—	28	35
Total minimum lease payments	$12	$14	$70	$96
The following table details the composition of rent expense associated with operating leases, net of sublease income, for the last three years:

($ in millions)	2017	2016	2015
Minimum rentals	$9	$8	$9
Additional rentals	4	4	4
	$13	$12	$13

11. DEBT
The following table provides detail on our debt balances, net of unamortized debt discount and issuance costs:

($ in millions)	At Year-End 2017	At Year-End 2016
Vacation ownership notes receivable securitizations, gross(1)	$845	$738
Unamortized debt issuance costs	(10)	(9)
	835	729

Convertible notes, gross(2)	230	—
Unamortized debt discount and issuance costs	(38)	—
	192	—

Non-interest bearing note payable	64	—
Unamortized debt discount(3)	(3)	—
	61	—

Other debt, gross	—	1
Unamortized debt issuance costs	—	—
	—	1

Capital leases	7	7
	$1,095	$737
_________________________

(1)	Interest rates as of December 31, 2017 range from 2.2% to 6.3% with a weighted average interest rate of 2.5%.

(2)	The effective interest rate as of December 31, 2017 was 4.7%.

(3)	Debt discount based on imputed interest rate of 6.0%.
See Footnote 14 “Variable Interest Entities” for a discussion of the collateral for the non-recourse debt associated with the securitized vacation ownership notes receivable and the Warehouse Credit Facility.
The following table shows scheduled future principal payments for our debt as of December 31, 2017:

($ in millions)	Vacation Ownership Notes Receivable Securitizations(1)	Convertible Notes	Non-Interest Bearing Note Payable	Capital Leases	Total
Debt Principal Payments Year
2018	$95	$—	$33	$—	$128
2019	92	—	31	7	130
2020	94	—	—	—	94
2021	95	—	—	—	95
2022	94	230	—	—	324
Thereafter	375	—	—	—	375
	$845	$230	$64	$7	$1,146
_________________________

(1)	The debt associated with our vacation ownership notes receivable securitizations is non-recourse to us.
As the contractual terms of the underlying securitized vacation ownership notes receivable determine the maturities of the non-recourse debt associated with them, actual maturities may occur earlier than shown above due to prepayments by the vacation ownership notes receivable obligors.
We paid cash for interest, net of amounts capitalized, of $22 million in 2017, $23 million in 2016 and $30 million in 2015.

Debt Associated with Vacation Ownership Notes Receivable Securitizations
During the 2017 third quarter, we completed the securitization of a pool of $361 million of vacation ownership notes receivable. In connection with the securitization, investors purchased in a private placement $350 million in vacation ownership loan backed notes from the MVW Owner Trust 2017-1 (the “2017-1 Trust”). Three classes of vacation ownership loan backed notes were issued by the 2017-1 Trust: $276 million of Class A Notes, $47 million of Class B Notes and $27 million of Class C Notes. The Class A Notes have an interest rate of 2.42 percent, the Class B Notes have an interest rate of 2.75 percent and the Class C Notes have an interest rate of 2.99 percent, for an overall weighted average interest rate of 2.51 percent.
Each of the transactions in which we have securitized vacation ownership notes receivable contains various triggers relating to the performance of the underlying vacation ownership notes receivable. If a pool of securitized vacation ownership notes receivable fails to perform within the pool’s established parameters (default or delinquency thresholds vary by transaction), transaction provisions effectively redirect the monthly excess spread we would otherwise receive from that pool (attributable to the interests we retained) to accelerate the principal payments to investors (taking into account the subordination of the different tranches to the extent there are multiple tranches) until the performance trigger is cured. During 2017, and as of December 31, 2017, no securitized vacation ownership notes receivable pools were out of compliance with their respective established parameters. As of December 31, 2017, we had 8 securitized vacation ownership notes receivable pools outstanding.
Convertible Notes
During the 2017 third quarter, we issued $230 million aggregate principal amount of Convertible Notes, which included the exercise in full of the over-allotment option we granted to the initial purchasers of the Convertible Notes to purchase up to an additional $30 million aggregate principal amount of Convertible Notes. The Convertible Notes are governed by an indenture dated September 25, 2017 (the “Indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). We received net proceeds from the offering of approximately $224 million after adjusting for debt issuance costs, including the discount to the initial purchasers.
The Convertible Notes bear interest at a rate of 1.50 percent, payable in cash semi-annually on March 15 and September 15 of each year beginning on March 15, 2018. The Convertible Notes mature on September 15, 2022, unless repurchased or converted in accordance with their terms prior to that date. On or after June 15, 2022, and until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Notes at their option. The Convertible Notes are convertible at an initial rate of 6.7482 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $148.19 per share of our common stock). The conversion rate is subject to adjustment for certain events as described in the Indenture.
The conversion rate was adjusted during the 2017 fourth quarter to 6.7508 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of approximately $148.13 per share of our common stock) when we declared a quarterly dividend of $0.40 per share, which was greater than the quarterly dividend at the time of the issuance of the Convertible Notes. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. It is our intent to settle conversions of the Convertible Notes through combination settlement, which contemplates repayment in cash of the principal amount and repayment in shares of our common stock of any excess of the conversion value over the principal amount.
Holders may convert their Convertible Notes prior to June 15, 2022 only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on December 31, 2017 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130 percent of the conversion price on each applicable trading day;

•
during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Convertible Notes for each trading day of that five consecutive trading day period was less than 98 percent of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events as described in the Indenture.
We may not redeem the Convertible Notes prior to their maturity date, and no sinking fund is provided for them. If we undergo a fundamental change, as described in the Indenture, subject to certain conditions, holders may require us to repurchase for cash all or any portion of their Convertible Notes. The repurchase price as a result of a fundamental change is equal to 100 percent of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. If certain fundamental changes referred to in the Indenture as make-whole fundamental changes occur, the conversion rate applicable to the Convertible Notes may increase.
The Convertible Notes are our general senior unsecured obligations, ranking senior in right of payment to any future debt that is expressly subordinated in right of payment to the Convertible Notes and equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Convertible Notes are effectively subordinated to all of our existing and future secured debt to the extent of the value of the assets securing such debt. The Convertible Notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. The Convertible Notes are not guaranteed by any of our subsidiaries.
There are no financial or operating covenants related to the Convertible Notes. The Indenture contains customary events of default with respect to the Convertible Notes and provides that upon the occurrence and continuation of certain events of default, the Trustee or the holders of at least 25 percent in aggregate principal amount of the Convertible Notes then outstanding, may declare all principal of, and accrued and any unpaid interest on, the Convertible Notes then outstanding to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving the Company or certain of its subsidiaries, all of the principal of and accrued and unpaid interest on the Convertible Notes will automatically become immediately due and payable.
In accounting for the issuance of the Convertible Notes, we separated the Convertible Notes into liability and equity components, and allocated $197 million to the liability component and $33 million to the equity component. The resulting debt discount is amortized as interest expense. As of December 31, 2017, the remaining debt discount amortization period was 4.7 years. We also incurred issuance costs of $7 million related to the Convertible Notes.
The following table shows the net carrying value of the Convertible Notes:

($ in millions)	At Year-End 2017
Liability component
Principal amount	$230
Unamortized debt discount	(32)
Unamortized debt issuance costs	(6)
$192

Equity component, net of issuance costs	$33
The following table shows the total interest expense related to the Convertible Notes:

($ in millions)	2017
Contractual interest expense	$1
Amortization of debt discount	2
Amortization of debt issuance costs	—
$3
Convertible Note Hedges and Warrants
In connection with the offering of the Convertible Notes, we entered into privately-negotiated convertible note hedge transactions with respect to our common stock with two counterparties on each of September 20, 2017 and September 21, 2017 (“Convertible Note Hedges”), covering a total of approximately 1.55 million shares of our common stock at a cost of $33 million. The Convertible Note Hedges are subject to anti-dilution provisions substantially similar to those of the Convertible Notes, have a strike price that initially corresponds to the initial conversion price of the Convertible Notes, are exercisable by us upon any conversion under the Convertible Notes, and expire when the Convertible Notes mature. The cost of the Convertible Note Hedges is expected to be tax deductible as an original issue discount over the life of the Convertible Notes, as the Convertible Notes and the Convertible Note Hedges represent an integrated debt instrument for tax purposes. The cost of the Convertible Note Hedges was recorded as a reduction of Additional paid-in capital on our Balance Sheet as of December 31, 2017.
Concurrently with the entry into the Convertible Note Hedges, we separately entered into privately-negotiated warrant transactions (the “Warrants”), whereby we sold to the counterparties to the Convertible Note Hedges warrants to acquire, collectively, subject to anti-dilution adjustments, approximately 1.55 million shares of our common stock at an initial strike price of $176.68 per share. We received aggregate proceeds of approximately $20 million from the sale of the Warrants to the counterparties. Taken together, the Convertible Note Hedges and the Warrants are generally expected to reduce the potential dilution to our common stock (or, in the event the conversion of the Convertible Notes is settled in cash, to reduce our cash payment obligation) in the event that at the time of conversion our stock price exceeds the conversion price under the Convertible Notes and to effectively increase the overall conversion price from $148.19 (or a conversion premium of 30 percent) to $176.68 per share (or a conversion premium of 55 percent). The Warrants will expire in ratable portions on a series of expiration dates commencing on December 15, 2022. The proceeds from the issuance of the Warrants were recorded as an increase to Additional paid-in capital on our Balance Sheet as of December 31, 2017.
The Convertible Notes, the Convertible Note Hedges and the Warrants are transactions that are separate from each other. Holders of any such instrument have no rights with respect to the other instruments. As of December 31, 2017, no Convertible Note Hedges or Warrants have been exercised.
Revolving Corporate Credit Facility
During the 2017 third quarter, we terminated our $200 million revolving credit facility (the “Previous Revolving Corporate Credit Facility”) and entered into a new Revolving Corporate Credit Facility with a borrowing capacity of $250 million, including a letter of credit sub-facility of $30 million, that terminates on August 16, 2022. All outstanding cash borrowings under our Previous Revolving Corporate Credit Facility were repaid in full prior to termination. The Revolving Corporate Credit Facility provides support for our business, including ongoing liquidity and letters of credit. Borrowings under this facility generally bear interest at a floating rate plus an applicable margin that varies from 0.50 percent to 2.75 percent depending on the type of loan and our credit rating. In addition, we pay a commitment fee on the unused availability under the Revolving Corporate Credit Facility at a rate that varies from 20 basis points per annum to 40 basis points per annum, also depending on our credit rating.
No cash borrowings were outstanding as of December 31, 2017 under our Revolving Corporate Credit Facility. Any amounts borrowed under that facility, as well as obligations with respect to letters of credit issued pursuant to that facility, are secured by a perfected first priority security interest in substantially all of the assets of the borrower under, and guarantors of, that facility (which include Marriott Vacations Worldwide and each of our direct and indirect, existing and future, domestic subsidiaries, excluding certain bankruptcy remote special purpose subsidiaries), in each case including inventory, subject to certain exceptions. As of December 31, 2017, we were in compliance with the applicable financial and operating covenants under the Revolving Credit Facility.
Warehouse Credit Facility
The Warehouse Credit Facility, which has a borrowing capacity of $250 million, allows for the securitization of vacation ownership notes receivable on a non-recourse basis. During the 2017 third quarter, we amended certain agreements associated with this facility (the “Warehouse Amendment”). The Warehouse Amendment requires us to comply with the financial covenants in the Revolving Corporate Credit Facility and eliminates the requirement to comply with the covenants contained in the Previous Revolving Corporate Credit Facility. The Warehouse Amendment did not modify the borrowing capacity or the term of the Warehouse Credit Facility. The Warehouse Credit Facility terminates on March 7, 2019 and if not renewed, any amounts outstanding thereunder would become due and payable 13 months after termination, at which time all principal and interest collected with respect to the vacation ownership notes receivable held in the Warehouse Credit Facility would be redirected to the lenders to pay down the outstanding debt under the facility. The advance rate for vacation ownership notes receivable securitized using the Warehouse Credit Facility varies based on the characteristics of the securitized vacation ownership notes receivable. We also pay unused facility and other fees under the Warehouse Credit Facility.
During the 2017 second quarter, we securitized vacation ownership notes receivable under our Warehouse Credit Facility. The carrying amount of the vacation ownership notes receivable securitized was $59 million. The advance rate was 85 percent, which resulted in gross proceeds of $50 million. Net proceeds were $50 million due to the funding of reserve accounts in the amount of less than $1 million.
As of December 31, 2017, there were no cash borrowings outstanding under our Warehouse Credit Facility. We generally expect to securitize our vacation ownership notes receivable, including any vacation ownership notes receivable held in the Warehouse Credit Facility, in the ABS market once per year.
Non-Interest Bearing Note Payable
During the 2017 second quarter, we issued a non-interest bearing note payable in connection with the acquisition of vacation ownership units located on the Big Island of Hawaii. See Footnote 6 “Acquisitions and Dispositions” for additional information regarding this transaction.
Capital Leases
In 2016 we entered into a capital lease arrangement for ancillary and operations space in connection with the commitment to purchase an operating property located in New York, New York. See Footnote 10 “Contingencies and Commitments” for additional information regarding this transaction.

12. SHAREHOLDERS’ EQUITY
Marriott Vacations Worldwide has 100,000,000 authorized shares of common stock, par value of $0.01 per share. At December 31, 2017, there were 36,861,843 shares of Marriott Vacations Worldwide common stock issued, of which 26,461,296 shares were outstanding and 10,400,547 shares were held as treasury stock. At December 30, 2016, there were 36,633,868 shares of Marriott Vacations Worldwide common stock issued, of which 26,990,306 shares were outstanding and 9,643,562 shares were held as treasury stock. Marriott Vacations Worldwide has 2,000,000 authorized shares of preferred stock, par value of $0.01 per share, none of which were issued or outstanding as of December 31, 2017 or December 30, 2016.
Share Repurchase Program
The following table summarizes share repurchase activity under our current share repurchase program:

($ in millions, except per share amounts)	Number of Shares Repurchased	Cost of Shares Repurchased	Average Price Paid per Share
As of December 30, 2016	9,672,629	$609	$62.90
For the year ended December 31, 2017	767,876	88	115.00
As of December 31, 2017	10,440,505	$697	$66.73
On August 1, 2017, our Board of Directors authorized the repurchase of up to 1.0 million additional shares of our common stock under our existing share repurchase program and extended the duration of the program through May 31, 2018. As of December 31, 2017, our Board of Directors had authorized the repurchase of an aggregate of up to 11.9 million shares of our common stock under the share repurchase program since the initiation of the program in October 2013. Share repurchases may be made through open market purchases, privately negotiated transactions, block transactions, tender offers, accelerated share repurchase agreements or otherwise. The specific timing, amount and other terms of the repurchases will depend on market conditions, corporate and regulatory requirements and other factors. Acquired shares of our common stock are held as treasury shares carried at cost in our Financial Statements. In connection with the repurchase program, we are authorized to adopt one or more trading plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
As of December 31, 2017, 1.5 million shares remained available for repurchase under the authorization approved by our Board of Directors. The authorization for the share repurchase program may be suspended, terminated, increased or decreased by our Board of Directors at any time without prior notice.
Dividends
We declared cash dividends to holders of common stock during the year ended December 31, 2017 as follows:

Declaration Date	Shareholder Record Date	Distribution Date	Dividend per Share
February 9, 2017	February 23, 2017	March 9, 2017	$0.35
May 11, 2017	May 25, 2017	June 8, 2017	$0.35
September 7, 2017	September 21, 2017	October 5, 2017	$0.35
December 7, 2017	December 21, 2017	January 4, 2018	$0.40
Any future dividend payments will be subject to Board approval, and there can be no assurance that we will pay dividends in the future.

13. SHARE-BASED COMPENSATION
We maintain the Stock Plan for the benefit of our officers, directors and employees. Under the Stock Plan, we award: (1) RSUs of our common stock, (2) SARs for our common stock and (3) stock options to purchase our common stock. A total of 6 million shares are authorized for issuance pursuant to grants under the Stock Plan. As of December 31, 2017, 1 million shares were available for grants under the Stock Plan.
The following table details our share-based compensation expense related to award grants to our officers, directors and employees:

($ in millions)	2017	2016	2015
Service based RSUs	$10	$9	$9
Performance based RSUs	4	3	3
	14	12	12
SARs	2	2	2
Stock options	—	—	—
	$16	$14	$14
The following table details our deferred compensation costs related to unvested awards:

($ in millions)	At Year-End 2017(1)	At Year-End 2016
Service based RSUs	$9	$9
Performance based RSUs	5	3
	14	12
SARs	1	1
Stock options	—	—
	$15	$13
_________________________

(1)
As of December 31, 2017, the weighted average remaining term for RSU grants outstanding at year-end 2017 was 1.8 years and we expect that deferred compensation expense will be recognized over a weighted average period of 2.4 years.

Restricted Stock Units
We have issued RSUs that vest over time, which we refer to as service based RSUs, and RSUs that vest based on performance with respect to established criteria, which we refer to as performance based RSUs.
The following table shows the changes in our outstanding RSUs and the associated weighted average grant-date fair values:

	2017
	Service Based		Performance Based		Total
	Number of RSUs	Weighted Average Grant-Date Fair Value Per RSU	Number of RSUs	Weighted Average Grant-Date Fair Value Per RSU	Number of RSUs	Weighted Average Grant-Date Fair Value Per RSU
Outstanding at year-end 2016	514,947	$49.36	279,284	$61.30	794,231	$53.56
Granted	115,334	$96.53	94,436	$93.41	209,770	$95.12
Distributed	(152,783)	$51.88	(50,978)	$52.09	(203,761)	$51.93
Forfeited	(6,491)	$74.47	(11,230)	$52.09	(17,721)	$60.28
Outstanding at year-end 2017	471,007	$59.49	311,512	$72.89	782,519	$64.83
The weighted average grant-date fair value per RSU granted in 2016 and 2015 was $53.56 and $75.61, respectively. The fair value of RSUs which vested in 2017, 2016 and 2015, was $18 million, $13 million and $30 million, respectively.

SARs
The following table shows the changes in our outstanding SARs and the associated weighted average exercise prices:

	2017
	Number of SARs	Weighted Average Exercise Price Per SAR
Outstanding at year-end 2016	781,903	$34.97
Granted	81,977	97.53
Exercised	(205,427)	19.35
Forfeited or expired	—	—
Outstanding at year-end 2017(1)(2)	658,453	$47.63
_________________________

(1)	As of December 31, 2017, outstanding SARs had a total intrinsic value of $58 million and a weighted average remaining term of 5.9 years.

(2)
As of December 31, 2017, 431,543 SARs with a weighted average exercise price of $32.62, an aggregate intrinsic value of $45 million and a weighted average remaining contractual term of 4.6 years were exercisable.

The weighted average grant-date fair value per SAR granted in 2017, 2016 and 2015 was $27.63, $16.12 and $29.75, respectively. The intrinsic value of SARs which vested in 2017, 2016 and 2015, was $6 million, $1 million and $5 million, respectively. The aggregate intrinsic value of SARs which were exercised in 2017, 2016 and 2015 was $19 million, $6 million and $4 million, respectively.
We use the Black-Scholes model to estimate the fair value of the SARs granted. For SARs granted under the Stock Plan subsequent to the Spin-Off, the expected stock price volatility was calculated based on the historical volatility from the stock prices of a group of identified peer companies. The average expected life was calculated using the simplified method. The risk-free interest rate was calculated based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The dividend yield assumption listed below is based on the expectation of future payouts.
The following table outlines the assumptions used to estimate the fair value of grants in 2017, 2016 and 2015:

	2017	2016	2015
Expected volatility	30.41%	31.60%	42.74%
Dividend yield	1.44%	1.96%	1.26%
Risk-free rate	2.06%	1.41%	1.74%
Expected term (in years)	6.25	6.25	6.25
Stock Options
We may grant non-qualified stock options to employees and non-employee directors at exercise prices or strike prices equal to the market price of our common stock on the date of grant.
There were no outstanding or exercisable stock options held by our employees at year-end 2017 or 2016, and no stock options were granted to our employees in 2017, 2016 or 2015. At December 31, 2017, approximately 9,000 stock options were outstanding and exercisable with a weighted average exercise price per option of $18.36 and a weighted average remaining life of approximately two years.
Employee Stock Purchase Plan
During 2015, the Board of Directors adopted, and our shareholders subsequently approved, the Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan (the “ESPP”), which became effective during 2015. A total of 500,000 shares of common stock may be purchased under the ESPP. The ESPP allows eligible employees to purchase shares of our common stock at a price per share not less than 95% of the fair market value per share of common stock on the purchase date, up to a maximum threshold established by the plan administrator for the offering period.

14. VARIABLE INTEREST ENTITIES
Variable Interest Entities Related to Our Vacation Ownership Notes Receivable Securitizations
We periodically securitize, without recourse, through bankruptcy remote special purpose entities, notes receivable originated in connection with the sale of vacation ownership products. These vacation ownership notes receivable securitizations provide funding for us and transfer the economic risks and substantially all the benefits of the consumer loans we originate to third parties. In a vacation ownership notes receivable securitization, various classes of debt securities issued by a special purpose entity are generally collateralized by a single tranche of transferred assets, which consist of vacation ownership notes receivable. With each vacation ownership notes receivable securitization, we may retain a portion of the securities, subordinated tranches, interest-only strips, subordinated interests in accrued interest and fees on the securitized vacation ownership notes receivable or, in some cases, overcollateralization and cash reserve accounts.
We created these bankruptcy remote special purpose entities to serve as a mechanism for holding assets and related liabilities, and the entities have no equity investment at risk, making them variable interest entities. We continue to service the vacation ownership notes receivable, transfer all proceeds collected to these special purpose entities, and retain rights to receive benefits that are potentially significant to the entities. Accordingly, we concluded that we are the entities’ primary beneficiary and, therefore, consolidate them.
The following table shows consolidated assets, which are collateral for the obligations of these variable interest entities, and consolidated liabilities included on our Balance Sheet at December 31, 2017:

($ in millions)	Vacation Ownership Notes Receivable Securitizations	Warehouse Credit Facility	Total
Consolidated Assets
Vacation ownership notes receivable, net of reserves	$814	$—	$814
Interest receivable	6	—	6
Restricted cash	32	—	32
Total	$852	$—	$852
Consolidated Liabilities
Interest payable	$1	$—	$1
Debt	845	—	845
Total	$846	$—	$846
The noncontrolling interest balance was zero. The creditors of these entities do not have general recourse to us.
The following table shows the interest income and expense recognized as a result of our involvement with these variable interest entities during 2017:

($ in millions)	Vacation Ownership Notes Receivable Securitizations	Warehouse Credit Facility	Total
Interest income	$99	$2	$101
Interest expense to investors	$19	$1	$20
Debt issuance cost amortization	$4	$1	$5
Administrative expenses	$1	$—	$1

The following table shows cash flows between us and the vacation ownership notes receivable securitization variable interest entities:

($ in millions)	2017	2016
Cash Inflows
Net proceeds from vacation ownership notes receivable securitizations	$346	$247
Principal receipts	229	175
Interest receipts	100	92
Reserve release	1	51
Total	676	565
Cash Outflows
Principal to investors	(215)	(167)
Voluntary repurchases of defaulted vacation ownership notes receivable	(28)	(29)
Interest to investors	(19)	(17)
Funding of restricted cash	(2)	(52)
Total	(264)	(265)
Net Cash Flows	$412	$300
The following table shows cash flows between us and the Warehouse Credit Facility variable interest entity:

($ in millions)	2017	2016
Cash Inflows
Proceeds from vacation ownership notes receivable securitizations	$50	$127
Principal receipts	2	5
Interest receipts	2	5
Reserve release	—	1
Total	54	138
Cash Outflows
Principal to investors	(1)	(4)
Voluntary repurchases of defaulted vacation ownership notes receivable	—	(1)
Repayment of Warehouse Credit Facility	(49)	(122)
Interest to investors	(2)	(2)
Total	(52)	(129)
Net Cash Flows	$2	$9
Under the terms of our vacation ownership notes receivable securitizations, we have the right at our option to repurchase defaulted vacation ownership notes receivable at the outstanding principal balance. The transaction documents typically limit such repurchases to 15 to 20 percent of the transaction’s initial vacation ownership notes receivable principal balance. We made voluntary repurchases of defaulted vacation ownership notes receivable of $28 million during 2017, $30 million during 2016 and $25 million during 2015. We also made voluntary repurchases of $57 million, $144 million and $146 million of other non-defaulted vacation ownership notes receivable during 2017, 2016 and 2015, respectively, to retire previous vacation ownership notes receivable securitizations. Our maximum exposure to loss relating to the special purpose entities that purchase, sell and own these vacation ownership notes receivable is the overcollateralization amount (the difference between the loan collateral balance and the balance on the outstanding vacation ownership notes receivable), plus cash reserves and any residual interest in future cash flows from collateral. In addition, we could be required to fund up to an aggregate of $5 million upon presentation of demand notes related to certain vacation ownership notes receivable securitization transactions outstanding at December 31, 2017.
Other Variable Interest Entities
We have a commitment to purchase an operating property located in New York, New York, that we currently manage as Marriott Vacation Club Pulse, New York City. Refer to Footnote 10 “Contingencies and Commitments” for additional information on the commitment. We are required to purchase the completed property from the third party developer unless the developer has sold the property to another party. The property is held by a variable interest entity for which we are not the primary beneficiary as we cannot prevent the variable interest entity from selling the property at a higher price. Accordingly, we have not consolidated the variable interest entity. As of December 31, 2017, our Balance Sheet reflected $8 million in Property and equipment related to a capital lease and leasehold improvements and $7 million in Debt related to the capital lease liability for ancillary and operations space we lease from the variable interest entity. In addition, a note receivable of less than $1 million is included in the Accounts receivable line on the Balance Sheet as of December 31, 2017. We believe that our maximum exposure to loss as a result of our involvement with this variable interest entity is $2 million as of December 31, 2017.
Pursuant to a commitment to repurchase an operating property located in Marco Island, Florida that was previously sold to a third-party developer, we acquired 36 completed vacation ownership units during the 2017 second quarter. Refer to Footnote 6 “Acquisitions and Dispositions” for additional information on this transaction. We remain obligated to repurchase the remaining portion of the operating property if it meets our brand standards upon completion, provided that the third-party developer has not sold it to another party. Refer to Footnote 10 “Contingencies and Commitments” for additional information on our remaining commitment. The developer is a variable interest entity for which we are not the primary beneficiary as we do not control the variable interest entity’s development activities and cannot prevent the variable interest entity from selling the property at a higher price. Accordingly, we have not consolidated the variable interest entity. As of December 31, 2017, our Balance Sheet reflected $4 million of Inventory, $2 million of Other assets that relate to prepaid and other deposits, and $8 million of Other liabilities that relate to the deferral of gain recognition on the previous sale transaction and the deferral of revenue for development management services for the remaining purchase commitment, both of which will reduce our basis in the asset if we repurchase the property. In addition, a note receivable of less than $1 million is included in the Accounts receivable line on the Balance Sheet as of December 31, 2017. We believe that our maximum exposure to loss as a result of our involvement with this variable interest entity is less than $1 million as of December 31, 2017.
15. BUSINESS SEGMENTS
We define our reportable segments based on the way in which the chief operating decision maker, currently our chief executive officer, manages the operations of the company for purposes of allocating resources and assessing performance. We operate in three reportable business segments:

•
In our North America segment, we develop, market, sell and manage vacation ownership and related products under the Marriott Vacation Club and Grand Residences by Marriott brands, as well as under Marriott Vacation Club Pulse, an extension to the Marriott Vacation Club brand. We also develop, market and sell vacation ownership and related products under The Ritz-Carlton Destination Club brand, as well as whole ownership residential products under The Ritz-Carlton Residences brand.

•
In our Asia Pacific segment, we develop, market, sell and manage two points-based programs that we specifically designed to appeal to the vacation preferences of the market, Marriott Vacation Club, Asia Pacific and Marriott Vacation Club Destinations, Australia, as well as a weeks-based right-to-use product.

•	In our Europe segment, we are focusing on selling our existing projects and managing existing resorts. We do not have any current plans for new development in this segment.
We evaluate the performance of our segments based primarily on the results of the segment without allocating corporate expenses or income taxes. We do not allocate corporate interest expense, consumer financing interest expense, other financing expenses or general and administrative expenses to our segments. We include interest income specific to segment activities within the appropriate segment. We allocate other gains and losses and equity in earnings or losses from our joint ventures to each of our segments as appropriate. Corporate and other represents that portion of our revenues and other gains or losses that are not allocable to our segments.
Revenues

($ in millions)	2017	2016	2015
North America	$2,000	$1,812	$1,848
Asia Pacific	67	74	93
Europe	116	114	126
Total segment revenues	2,183	2,000	2,067
Corporate and other	—	—	—
	$2,183	$2,000	$2,067

Net Income

($ in millions)	2017	2016	2015
North America	$442	$398	$416
Asia Pacific	(1)	2	7
Europe	15	12	15
Total segment financial results	456	412	438
Corporate and other	(216)	(214)	(224)
Provision for income taxes	(5)	(76)	(87)
	$235	$122	$127
Depreciation

($ in millions)	2017	2016	2015
North America	$13	$12	$13
Asia Pacific	1	1	2
Europe	1	2	2
Total segment depreciation	15	15	17
Corporate and other	6	6	5
	$21	$21	$22
Assets

($ in millions)	At Year-End 2017	At Year-End 2016
North America	$2,088	$1,902
Asia Pacific	129	99
Europe	62	60
Total segment assets	2,279	2,061
Corporate and other	566	259
	$2,845	$2,320
Capital Expenditures (including inventory)

($ in millions)	2017	2016	2015
North America	$143	$137	$180
Asia Pacific	26	21	72
Europe	5	6	3
Total segment capital expenditures	174	164	255
Corporate and other	7	9	10
	$181	$173	$265
Our Financial Statements include the following items related to operations located outside the United States (which are predominately related to our Asia Pacific and Europe segments):

•	Revenues, excluding cost reimbursements, of $186 million in 2017, $190 million in 2016 and $216 million in 2015; and

•
Fixed assets of $77 million in 2017 and $60 million in 2016. For year-end 2017 and year-end 2016, fixed assets located outside the United States are included within the “Property and equipment” caption on our Balance Sheets.

16. QUARTERLY RESULTS (UNAUDITED)

	2017(1)(2)
($ in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$528	$563	$530	$562	$2,183
Expenses	$(483)	$(489)	$(461)	$(504)	$(1,937)
Net income	$28	$48	$47	$112	$235
Basic earnings per share	$1.02	$1.76	$1.74	$4.21	$8.70
Diluted earnings per share	$1.00	$1.72	$1.70	$4.10	$8.49

	2016(2)(3)
($ in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$442	$452	$484	$622	$2,000
Expenses	$(424)	$(416)	$(418)	$(542)	$(1,800)
Net income	$7	$25	$41	$49	$122
Basic earnings per share	$0.23	$0.90	$1.51	$1.79	$4.37
Diluted earnings per share	$0.23	$0.89	$1.48	$1.75	$4.29
_______________________

(1)
Beginning with our 2017 fiscal year, we changed our financial reporting cycle to a calendar year-end and end-of-month quarterly reporting cycle. Accordingly our 2017 first quarter included the period from December 31, 2016 (the day after the end of the 2016 fiscal year) through March 31, 2017, and our 2017 second, third and fourth quarters included the three month periods ended June 30, September 30, and December 31, respectively.

(2)	The sum of the earnings per share for the four quarters differs from annual earnings per share due to the required method of computing the weighted average shares in interim periods.

(3)	The 2016 quarters consisted of 12 weeks, except for the fourth quarter of 2016, which consisted of 16 weeks.
17. ADOPTION IMPACT OF NEW REVENUE STANDARD
As discussed in Footnote 1 “Summary of Significant Accounting Policies,” the FASB issued ASU 2014-09 in 2014, which, as amended, created ASC 606. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also contains significant new disclosure requirements regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. We adopted ASC 606 effective January 1, 2018, on a retrospective basis and have restated our previously reported historical results within these Financial Statements as shown in the tables below. The cumulative impact of the adoption of the new Revenue Standard on our opening retained earnings as of January 3, 2015, the first day of our 2015 fiscal year, was $2 million.
Upon adoption of the new Revenue Standard, recognition of revenue from the sale of vacation ownership products that is deemed collectible is now deferred from the point in time at which the statutory rescission period expires to closing, when control of the vacation ownership product is transferred to the customer. In addition, we aligned our assessment of collectibility of the transaction price for sales of vacation ownership products with our credit granting policies. We elected the practical expedient to expense all marketing and sales costs as they are incurred. Our consolidated cost reimbursements revenues and cost reimbursements expenses increased significantly, as all costs reimbursed to us by property owners’ associations are now reported on a gross basis upon adoption of the new Revenue Standard. In conjunction with the adoption of the new Revenue Standard we reclassified certain revenues and expenses.

As part of the adoption of the new Revenue Standard, we elected the following practical expedients and accounting policies:

•	We expense all marketing and sales costs that we incur to sell vacation ownership products when incurred.

•
In determining the transaction price for contracts from customers, we exclude all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-product transaction and collected by the entity from a customer (e.g., sales tax).

•
We do not disclose the amount of the transaction price allocated to the remaining performance obligations as of December 31, 2017 or provide an explanation of when we expect to recognize that amount as revenue.

The following tables present the impact of the adoption of the new Revenue Standard on our previously reported historical results for the periods presented:
2017 Income Statement Impact

	2017
($ in millions, except per share amounts)	As Reported	Adjustments	As Adjusted
REVENUES
Sale of vacation ownership products	$728	$29	$757
Resort management and other services	306	(27)	279
Financing	135	—	135
Rental	323	(61)	262
Cost reimbursements	460	290	750
TOTAL REVENUES	1,952	231	2,183
EXPENSES
Cost of vacation ownership products	178	16	194
Marketing and sales	409	(14)	395
Resort management and other services	172	(17)	155
Financing	18	—	18
Rental	281	(58)	223
General and administrative	110	—	110
Litigation settlement	4	—	4
Consumer financing interest	25	—	25
Royalty fee	63	—	63
Cost reimbursements	460	290	750
TOTAL EXPENSES	1,720	217	1,937
Gains and other income, net	6	—	6
Interest expense	(10)	—	(10)
Other	(2)	—	(2)
INCOME BEFORE INCOME TAXES	226	14	240
Benefit (provision) for income taxes	1	(6)	(5)
NET INCOME	$227	$8	$235

Basic earnings per share	$8.38	$0.32	$8.70
Diluted earnings per share	$8.18	$0.31	$8.49

2016 Income Statement Impact

	2016
($ in millions, except per share amounts)	As Reported	Adjustments	As Adjusted
REVENUES
Sale of vacation ownership products	$638	$(15)	$623
Resort management and other services	300	(22)	278
Financing	126	1	127
Rental	312	(60)	252
Cost reimbursements	432	288	720
TOTAL REVENUES	1,808	192	2,000
EXPENSES
Cost of vacation ownership products	155	8	163
Marketing and sales	353	(13)	340
Resort management and other services	174	(17)	157
Financing	19	—	19
Rental	261	(49)	212
General and administrative	105	—	105
Litigation settlement	(1)	—	(1)
Consumer financing interest	24	—	24
Royalty fee	61	—	61
Cost reimbursements	432	288	720
TOTAL EXPENSES	1,583	217	1,800
Gains and other income, net	11	—	11
Interest expense	(9)	—	(9)
Other	(4)	—	(4)
INCOME BEFORE INCOME TAXES	223	(25)	198
Provision for income taxes	(86)	10	(76)
NET INCOME	$137	$(15)	$122

Basic earnings per share	$4.93	$(0.56)	$4.37
Diluted earnings per share	$4.83	$(0.54)	$4.29

2015 Income Statement Impact

	2015
($ in millions, except per share amounts)	As Reported	Adjustments	As Adjusted
REVENUES
Sale of vacation ownership products	$675	$18	$693
Resort management and other services	293	(24)	269
Financing	124	1	125
Rental	313	(53)	260
Cost reimbursements	406	314	720
TOTAL REVENUES	1,811	256	2,067
EXPENSES
Cost of vacation ownership products	204	14	218
Marketing and sales	330	(13)	317
Resort management and other services	180	(17)	163
Financing	21	—	21
Rental	260	(49)	211
General and administrative	106	—	106
Organizational and separation related	1	—	1
Consumer financing interest	25	—	25
Royalty fee	59	—	59
Impairment	1	—	1
Cost reimbursements	406	314	720
TOTAL EXPENSES	1,593	249	1,842
Gains and other income, net	10	—	10
Interest expense	(13)	—	(13)
Other	(8)	—	(8)
INCOME BEFORE INCOME TAXES	207	7	214
Provision for income taxes	(84)	(3)	(87)
NET INCOME	$123	$4	$127

Basic earnings per share	$3.90	$0.14	$4.04
Diluted earnings per share	$3.82	$0.13	$3.95

2017 Balance Sheet Impact

	As of December 31, 2017
($ in millions)	As Reported	Adjustments	As Adjusted
ASSETS
Cash and cash equivalents	$409	$—	$409
Restricted cash	82	—	82
Accounts receivable, net	154	(62)	92
Vacation ownership notes receivable, net	1,120	(5)	1,115
Inventory	716	12	728
Property and equipment	253	—	253
Other	172	(6)	166
TOTAL ASSETS	$2,906	$(61)	$2,845
LIABILITIES AND EQUITY
Accounts payable	$145	$—	$145
Advance deposits	63	21	84
Accrued liabilities	168	(48)	120
Deferred revenue	98	(29)	69
Payroll and benefits liability	112	—	112
Deferred compensation liability	75	—	75
Debt, net	1,095	—	1,095
Other	14	—	14
Deferred taxes	91	(1)	90
TOTAL LIABILITIES	1,861	(57)	1,804

Preferred stock	—	—	—
Common stock	—	—	—
Treasury stock	(694)	—	(694)
Additional paid-in capital	1,189	—	1,189
Accumulated other comprehensive income	17	—	17
Retained earnings	533	(4)	529
TOTAL EQUITY	1,045	(4)	1,041
TOTAL LIABILITIES AND EQUITY	$2,906	$(61)	$2,845

2016 Balance Sheet Impact

	As of December 30, 2016
($ in millions)	As Reported	Adjustments	As Adjusted
ASSETS
Cash and cash equivalents	$147	$—	$147
Restricted cash	66	—	66
Accounts receivable, net	162	(77)	85
Vacation ownership notes receivable, net	972	(2)	970
Inventory	713	14	727
Property and equipment	203	—	203
Other	128	(6)	122
TOTAL ASSETS	$2,391	$(71)	$2,320
LIABILITIES AND EQUITY
Accounts payable	$124	$—	$124
Advance deposits	56	26	82
Accrued liabilities	147	(42)	105
Deferred revenue	95	(36)	59
Payroll and benefits liability	96	—	96
Deferred compensation liability	63	—	63
Debt, net	737	—	737
Other	16	—	16
Deferred taxes	149	(6)	143
TOTAL LIABILITIES	1,483	(58)	1,425

Preferred stock	—	—	—
Common stock	—	—	—
Treasury stock	(607)	—	(607)
Additional paid-in capital	1,163	—	1,163
Accumulated other comprehensive income	5	—	5
Retained earnings	347	(13)	334
TOTAL EQUITY	908	(13)	895
TOTAL LIABILITIES AND EQUITY	$2,391	$(71)	$2,320

2017 Cash Flow Impact - Operating Activities

	2017
($ in millions)	As Reported	Adjustments	As Adjusted
OPERATING ACTIVITIES
Net income	$227	$8	$235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21	—	21
Amortization of debt discount and issuance costs	10	—	10
Vacation ownership notes receivable reserve	50	2	52
Share-based compensation	16	—	16
Loss on disposal of property and equipment, net	2	—	2
Deferred income taxes	(66)	5	(61)
Net change in assets and liabilities:
Accounts receivable	5	(14)	(9)
Notes receivable originations	(467)	1	(466)
Notes receivable collections	270	—	270
Inventory	42	3	45
Purchase of vacation ownership units for future transfer to inventory	(34)	—	(34)
Other assets	(21)	—	(21)
Accounts payable, advance deposits and accrued liabilities	51	(12)	39
Deferred revenue	2	7	9
Payroll and benefit liabilities	16	—	16
Deferred compensation liability	12	—	12
Other, net	6	—	6
Net cash provided by operating activities	$142	$—	$142

2016 Cash Flow Impact - Operating Activities

	2016
($ in millions)	As Reported	Adjustments	As Adjusted
OPERATING ACTIVITIES
Net income	$137	$(15)	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21	—	21
Amortization of debt discount and issuance costs	6	—	6
Vacation ownership notes receivable reserve	48	(3)	45
Share-based compensation	14	—	14
Gain on disposal of property and equipment, net	(11)	—	(11)
Deferred income taxes	39	(9)	30
Net change in assets and liabilities:
Accounts receivable	(29)	29	—
Notes receivable originations	(357)	—	(357)
Notes receivable collections	254	—	254
Inventory	5	(6)	(1)
Other assets	11	1	12
Accounts payable, advance deposits and accrued liabilities	(19)	5	(14)
Deferred revenue	17	(2)	15
Payroll and benefit liabilities	(7)	—	(7)
Deferred compensation liability	12	—	12
Net cash provided by operating activities	$141	$—	$141

2015 Cash Flow Impact - Operating Activities

	2015
($ in millions)	As Reported	Adjustments	As Adjusted
OPERATING ACTIVITIES
Net income	$123	$4	$127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22	—	22
Amortization of debt discount and issuance costs	6	—	6
Vacation ownership notes receivable reserve	33	3	36
Share-based compensation	14	—	14
Gain on disposal of property and equipment, net	(10)	—	(10)
Deferred income taxes	28	3	31
Net change in assets and liabilities:
Accounts receivable	(25)	(1)	(26)
Notes receivable originations	(311)	—	(311)
Notes receivable collections	270	—	270
Inventory	73	—	73
Purchase of operating properties for future conversion to inventory	(62)	—	(62)
Other assets	(11)	—	(11)
Accounts payable, advance deposits and accrued liabilities	34	(8)	26
Liability for Marriott Rewards customer loyalty program	(89)	—	(89)
Deferred revenue	(5)	(1)	(6)
Payroll and benefit liabilities	11	—	11
Deferred compensation liability	9	—	9
Other liabilities	3	—	3
Other, net	6	—	6
Net cash provided by operating activities	$119	$—	$119
18. SUBSEQUENT EVENTS
Amendments to Agreements with Marriott International
In February 2018, we amended several of the agreements governing our ongoing relationship with Marriott International, including the agreements that provide for our license arrangements with Marriott International and The Ritz-Carlton Hotel Company and our participation in the Marriott Rewards programs. Pursuant to these amendments, in exchange for agreeing to a limited exception to our exclusive rights with respect to access to the Marriott Rewards program and member lists and Marriott International’s reservation system and marriott.com website, we received a number of benefits, including a reduction in the annual royalty fee we pay to Marriott International, increased annual co-marketing funds associated with Marriott International’s new credit card arrangements and reduced costs of Marriott Rewards points under our existing agreements with Marriott International resulting from planned system-wide reductions in the rates Marriott International charges its loyalty program partners, and certain expanded marketing rights.
Dividends
On February 16, 2018, our Board of Directors declared a quarterly dividend of $0.40 per share to be paid on March 15, 2018 to shareholders of record as of March 1, 2018.
On May 14, 2018, our Board of Directors declared a quarterly dividend of $0.40 per share to be paid on June 11, 2018 to shareholders of record as of May 28, 2018.
Recent Acquisition Announcement
On April 30, 2018, we entered into an Agreement and Plan of Merger (“Merger Agreement”) under which we agreed to acquire, in a series of transactions, all of the outstanding shares of ILG, Inc. (“ILG”) in a cash and stock transaction with an implied equity value of approximately $5 billion as of that date. Under the Merger Agreement, shareholders of ILG will receive

0.165 shares of our common stock, par value $0.01 per share, and $14.75 in cash, without interest, for each share of ILG common stock, par value $0.01 per share, that they own immediately before these transactions. Consummation of these transactions is subject to customary conditions, including approval from shareholders of both MVW and ILG, receipt of any required regulatory approvals and other customary closing conditions.
We intend to finance the transaction through a combination of cash on hand and debt financing, and concurrently with the signing of the Merger Agreement, entered into a bridge facility commitment letter to provide for such financing. We are targeting to close the transaction by the end of the third quarter of 2018.